Exhibit 2.1

MERGER AGREEMENT

This Merger Agreement (this "Agreement"), dated as of October 3, 2012, is among Ocwen Financial Corp., a Florida corporation ("Buyer"), O&H Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Buyer ("Merger Sub"), Homeward Residential Holdings, Inc., a Delaware corporation (the "Company"), and the Representative (as defined herein) acting in accordance with Article X hereof and solely in such capacity.

RECITALS

A.           The respective Boards of Directors of Buyer, Merger Sub and the Company have approved this Agreement and declared advisable the Merger on the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL").

B.           The Parties desire to make certain representations, warranties and covenants in respect of, and also to provide certain conditions to the completion of, the Merger and the other transactions contemplated by this Agreement (collectively, the "Transactions").

C.           Capitalized terms not defined elsewhere herein have the meanings given to them in Article XI.

I.           THE TRANSACTIONS

1.1 The Merger.

(a) On the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the DGCL, at the Effective Time, Merger Sub will merge with and into the Company (the "Merger"), with the Company being the surviving corporation (the "Surviving Corporation").

(b) Upon the consummation of the Merger, the separate corporate existence of Merger Sub will cease, and the Surviving Corporation will continue its corporate existence under the DGCL as a wholly owned Subsidiary of Buyer.

1.2 Closing. On the terms and subject to the conditions of this Agreement, the consummation of the Merger and the closing of the Transactions (the "Closing") will take place at the offices of Jones Day, 222 East 41st Street, New York, New York, at 10:00 a.m. New York City time on the date which is three Business Days after the date on which all conditions set forth in Article VII have been satisfied or, to the extent permitted, waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of such conditions) or such other time and place as Buyer (without joinder by Merger Sub) and the Company may mutually agree (the "Closing Date").  The expected Closing Date is December 15, 2012.  Notwithstanding anything to contrary contained in this Agreement (including this Section 1.2), in no event will the Closing occur earlier than 5 p.m. New York City time on November 15, 2012.

1.3 Filing of Certificate of Merger; Effective Time.  As soon as practicable on the Closing Date, Merger Sub and the Company will cause a certificate of merger for the Merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL.  For purposes of this Agreement, the "Effective Time" means the time at which the Certificate of Merger has been duly filed in the Office of the Secretary of State of the State of Delaware and become effective in accordance with the DGCL.

1.4 Effects of the Merger.  The Merger will have the effects set forth in the DGCL, this Agreement and the Certificate of Merger and, without limiting the foregoing, all properties, rights, privileges, powers and franchises of Merger Sub and the Company will vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company will become debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

1.5 Certificate of Incorporation and Bylaws.  The certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.  The Buyer Certificate of Designation for the Buyer Series A Preferred will become effective prior to or at the Effective Time.  For the avoidance of doubt, the provisions of the certificate of incorporation and bylaws of the Company and the indemnity Contracts to which the Company is a party as of immediately prior to the Closing will govern the rights of all directors and officers of the Company in respect of claims for indemnification based in whole or in part on actions or failures to take action prior to the Closing, and neither the amendments thereto contemplated hereby or following the Closing will affect the rights and obligations thereunder relating to such actions or failures to take action.

1.6 Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, each to hold office until his or her respective successor is duly elected or appointed and qualified, or his or her earlier death, resignation or removal, in accordance with the Surviving Corporation's certificate of incorporation and bylaws and the DGCL.

1.7 Merger Consideration and Conversion of Capital Stock.

(a) Merger Consideration.  The aggregate amount payable by Buyer in the Merger (the "Merger Consideration") will be the sum of (a) $243.0 million (the "Base Cash Payment") and (b) the Final Book Value Amount, payable as follows: (i) the issued and outstanding shares of Company Series A Preferred (“Company Series A Preferred Shares”) will be converted in the Merger on a one-for-one-basis into issued and outstanding shares of Buyer Series A Preferred (the foregoing portion of the Merger Consideration, the "Preferred Stock Merger Consideration") and (ii) the issued and outstanding shares of Company Common Stock ("Company Common Shares") immediately prior to the Effective Time will be converted in the Merger into an aggregate amount in cash equal to the Base Cash Payment plus the Closing Date Book Value, less the sum of (A) the amount of the aggregate liquidation preference amount of the Buyer Series A Preferred comprising the Preferred Stock Merger Consideration and (B) the amount that otherwise would be payable hereunder in respect of Dissenting Shares, if any (the foregoing amounts in clause (A) and this clause (B) the "Common Stock Merger Consideration").  Immediately prior to the Effective Time, a portion of the Common Stock Merger Consideration equal to $162.0 million, less the aggregate liquidation preference amount of shares of Buyer Series A Preferred issued in the Preferred Stock Merger Consideration (such amount, the "Preferred Contribution"), will be deemed to be contributed to the capital of the Buyer on behalf of the then-holders of Company Series A Preferred Shares who are also holders of Company Common Stock, pro rata, out of their portion of the Common Stock Merger Consideration in exchange for Buyer Series A Preferred Shares having an aggregate liquidation preference amount equal to the Preferred Contribution.  Assuming that there is no change in the number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time, 141,384.722 shares of Buyer Series A Preferred will be issued as the Preferred Stock Merger Consideration, the Preferred Contribution will equal $20,615,278 and the number of shares of Buyer Preferred Stock issued in exchange for the Preferred Contribution will equal 20,615.278.

(b) Merger Sub.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each issued and outstanding share of common stock, par value $.001 per share, of Merger Sub will be converted into and become one fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation and, upon surrender of the certificate or certificates representing such shares of capital stock of Merger Sub, the Surviving Corporation will promptly issue to Buyer a certificate or certificates representing the shares of common stock of the Surviving Corporation into which it has been converted. As of immediately after the Effective Time, such shares will be the only issued and outstanding capital stock of the Surviving Corporation.

(c) Treasury Stock.  Notwithstanding anything else contained herein, each share of Company Common Stock that is owned by the Company immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and retired and will cease to exist without any conversion thereof or payment therefor.

(d) Other Company Securities.  Notwithstanding anything else contained herein, except as otherwise expressly provided for in this Agreement or in Section 6.7 of the Company Disclosure Letter, each other equity security of the Company (including any and all options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the capital stock of the Company) owned by any Person immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and retired and will cease to exist without any conversion thereof or payment therefor.

1.8 Dissenting Shares.  Notwithstanding the foregoing provisions of this Article I and to the extent available under Section 262 of the DGCL, Dissenting Shares, if any, will not be converted into a right to receive the applicable consideration set forth in Section 1.7, and the holders thereof will be entitled only to such rights as are granted by Section 262 of the DGCL.  Each holder of Dissenting Shares who becomes entitled to payment for the fair cash value of such shares pursuant to Section 262 of the DGCL will receive such payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that if any such holder of Dissenting Shares (a) fails to establish such holder's entitlement to appraisal rights as provided in Section 262 of the DGCL or (b) withdraws such holder's demand for appraisal of such shares or waives or loses such holder's right to appraisal and payment for such holder's shares under Section 262 of the DGCL, such holder will forfeit the right to appraisal of such shares and each such share will not constitute a Dissenting Share and will be treated as if it had been converted, as of the Effective Time, into a solely right to receive from the Surviving Corporation the portion of the applicable consideration set forth in Section 1.7, deliverable in respect thereof as determined in accordance with this Article I and Article II, without any interest thereon.

II.           PAYMENT OF CONSIDERATION

2.1 Estimated Closing Statement.

(a) (i)  Not less than ten Business Days prior to the anticipated Closing Date, the Company will deliver to Buyer an estimated unaudited consolidated balance sheet of the Company and its Subsidiaries as of the close of business on the day immediately prior to the Closing Date (the "Estimated Closing Date Balance Sheet"), which will be prepared in good faith in accordance with the Applicable Accounting Practices, as well as an estimate prepared in good faith of the Book Value of the Company and its Subsidiaries as of such close of business as derived therefrom (the "Estimated Book Value Amount").

(ii) The Representative and Buyer will cooperate in good faith to resolve any dispute raised by Buyer as to whether the Estimated Closing Date Balance Sheet was prepared in accordance with the Applicable Accounting Practices or the Estimated Book Value Amount is consistent with the definition of Book Value as of such close of business.

(iii) If, prior to the deadline for delivering the Estimated Closing Statement pursuant to Section 2.1(b), the Representative and Buyer agree that changes should be made to the Estimated Closing Date Balance Sheet or the Estimated Book Value, then such changes will be incorporated into the Estimated Closing Date Balance Sheet and the Estimated Book Value Amount contemplated by Section 2.1(a).

(b) Not less than two Business Days prior to the anticipated Closing Date, the Company will deliver to Buyer a written statement (the "Estimated Closing Statement") setting forth:

(i) the Estimated Book Value Amount, as changed (if applicable) pursuant to Section 2.1(a); and

(ii) a schedule (the "Closing Schedule") setting forth the aggregate amount of the Base Cash Payment, plus the Estimated Book Value Amount, less $85.0 million (which will be paid into the Escrow Fund for distribution in accordance with this Agreement and the Escrow Agreement), less $162.0 million, less the amount that would otherwise be payable hereunder in respect of Dissenting Shares (if any) (such amount, as so calculated, the "Closing Cash Payment"), together with wire transfer instructions, and the number of shares of Buyer Series A Preferred Stock to be issued to each Person entitled to receive such shares pursuant to Section 1.7(a).

2.2 Closing Payments.  Subject to the terms and conditions of this Agreement, at the Closing, Buyer will deliver by wire transfer of immediately available funds to:

(a) the Representative, as paying agent for each holder of Company Common Shares, the Closing Cash Payment as set forth in the Closing Schedule; and

(b) the Escrow Agent, $85.0 million, to be held in the Escrow Fund and the Costs Escrow.

Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that none of Buyer, Merger Sub or the Surviving Corporation or any of their respective Subsidiaries or Affiliates will have any liability for the allocation or distribution by the Representative of the Merger Consideration among the Company Interest Holders and that delivery of the cash and shares constituting the Merger Consideration to the Representative and the Escrow Agent pursuant to this Section 2.2 will satisfy any Buyer obligation to deliver the Merger Consideration to shareholders and such Persons.

2.3 Closing Share Issuance.  Subject to the terms and conditions of this Agreement, at the Closing, Buyer will deliver one or more validly issued share certificates, duly executed by appropriate officers of Buyer, representing the Buyer Series A Preferred shares issuable pursuant to Section 1.7(a) in accordance with the Closing Schedule.

2.4 Book Value Adjustment.

(a) For purposes of this Agreement, the "Book Value" of the Company as of any date means the consolidated assets of the Company as of such date minus the consolidated liabilities of the Company as of such date, in each case determined in accordance with GAAP as applied in a manner consistent with the accounting policies and practices of the Company used to prepare its audited consolidated balance sheet as of September 30, 2011, including the policies and practices described in Section 2.4(a) of the Company Disclosure Letter, before purchase accounting for the Transactions and without giving effect to the Merger, any financing related to the Merger or any plan of Buyer for the Company after the Closing (the Company's accounting policies and practices, as modified by this Section 2.4(a), the "Applicable Accounting Practices"); provided, however, that (i) the Final Book Value Amount (A) will not include any liabilities paid (or to be paid) pursuant to Section 2.2, or give effect to any reduction or increase in any asset or liability as a result of the Closing, including any write-down or write-off and (B) will be reduced by a tax-affected amount to be paid (including employer-paid payroll taxes and related taxes) by Buyer in respect of the Restricted Stock Unit Component and Appreciation Right Component pursuant to Section 1(a) of Section 6.7 of the Company Disclosure Letter.

(b) As soon as reasonably practicable following the Closing Date, and in any event within 75 calendar days thereof, Buyer will cause to be prepared in good faith and delivered to the Representative an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the close of business on the day immediately before the Closing Date (the "Closing Date Balance Sheet") and a calculation prepared in good faith of the Book Value of the Company and its Subsidiaries as of the day immediately preceding the Closing Date based on the Closing Date Balance Sheet ("Proposed Final Book Value Amount").  The Closing Date Balance Sheet will be prepared using the Applicable Accounting Practices.

(c) Buyer will provide the Representative and its representatives with reasonable access to the records, properties, personnel and auditors of the Company and its Subsidiaries in connection with the determination of the Final Book Value Amount pursuant to this Section 2.4, including for purposes of any disagreement pursuant to Section 2.4(d), and will cause the personnel of the Company and its Subsidiaries, including its officers, to cooperate reasonably with the Representative in connection therewith.  Without limiting the generality or effect of the foregoing, Buyer will reasonably cooperate with the Representative in connection with the development of the Closing Date Balance Sheet and the calculation of the Proposed Final Book Value Amount contemplated by Section 2.4(b), including furnishing estimates thereof and participating in telephone conferences (not more frequently than weekly) during the 75-day period contemplated by Section 2.4(b).  Buyer will keep the Representative reasonably apprised and involved in the process of preparation of the Closing Date Balance Sheet and Proposed Final Book Value Amount in advance of the 75-calendar day deadline set forth in Section 2.4(b).

(d) If the Representative disagrees with the calculation of the Proposed Final Book Value Amount, it will notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement (any such disagreements so notified within such time frame, the "Specified Items"), within 30 days after the delivery by Buyer of the Closing Date Balance Sheet.  In the event that the Representative does not provide such a notice of disagreement within such 30-day period, the Representative will be deemed to have accepted the Proposed Final Book Value Amount, and the Proposed Final Book Value Amount will be deemed to be Final Book Value Amount.  In the event any such notice of disagreement is timely provided with respect to a Proposed Final Book Value Amount, Buyer and the Representative will use commercially reasonable efforts for a period of 20 days (or such longer period as they may mutually agree) to resolve any Specified Items.  If, at the end of such period, they are unable to resolve such Specified Items, then Ernst & Young LLP (or such other independent accounting firm or financial accounting consulting firm of recognized national standing as may be mutually selected by Buyer and the Representative) (the "Accounting Firm") will resolve any remaining disagreements.  The Accounting Firm will determine as promptly as practicable, but in any event within 30 days of the date on which such dispute is referred to the Accounting Firm, whether the Closing Date Balance Sheet was prepared in accordance with the standards set forth in Section 2.4(b) and whether and to what extent (if any) the Proposed Final Book Value Amount requires adjustment.  The fees and expenses of the Accounting Firm will be borne by the Party (either the Company, in which case the amount will be paid out of the Escrow Fund, or Buyer) whose last written settlement offer submitted to the other Party prior to the engagement of the Accounting Firm differs the most from the amount of the Final Book Value Amount, as finally determined by the Accounting Firm.  The determinations of the Accounting Firm will be final, conclusive and binding on the Parties.  The Accounting Firm will act to resolve only the Specified Items that remain unresolved at the time of the Accounting Firm's determination, and will resolve the dispute over the Specified Items based on the submissions of Buyer and the Representative, without audit or discovery.  Notwithstanding anything to the contrary set forth herein and notwithstanding any unresolved disputes between Buyer and the Representative regarding any Specified Items relating to the Proposed Final Book Value Amount, to the extent Buyer and the Representative agree on portions of the Proposed Final Book Value Amount, the Parties agree that Buyer will pay or that the Escrow Agent will be authorized to pay, as applicable, without reservation or delay, any amounts which are not the subject of a good faith dispute.

(e) The Book Value and the unaudited consolidated balance sheet of the Company and its Subsidiaries, in each case as of the close of business on the day immediately prior to the Closing Date and as finally determined pursuant to this Section 2.4, are referred to herein as the "Final Book Value Amount" and the "Final Closing Date Balance Sheet."  Following the determination of the Final Book Value Amount:

(i) if the Final Book Value Amount is greater than the Estimated Book Value Amount, then within two Business Days after the determination of the Final Book Value Amount, Buyer will pay or cause to be paid, by wire transfer of immediately available funds, to the Representative, the full amount of such excess;

(ii) if the Final Book Value Amount is less than the Estimated Book Value Amount, then such shortfall will be deemed to constitute a Loss pursuant to Section 9.1(a) and Buyer will be entitled to recover only from the Escrow Fund an amount equal to the full amount of such shortfall, which amount the Parties will instruct the Escrow Agent to pay or cause to be paid, by wire transfer of immediately available funds to Buyer; or

(iii) if the Final Book Value Amount is equal to the Estimated Book Value Amount, then no adjustment will be made.

2.5 Payment and Exchange of Certificates; Acknowledgement Letters.  Notwithstanding any other provision hereof, in no event will any Person who is entitled to receive any payment pursuant to this Agreement as a result of any equity or equity-linked interest in the Company receive any such payment unless and until such time as the applicable Person delivers to the Representative (a) an acknowledgement letter substantially in the form attached hereto as Exhibit A (each, an "Acknowledgement Letter") and, if applicable, a properly executed substitute Form W-9 or similar document and (b) with respect to holders of Company Common Shares and Company Series A Preferred Shares, certificates ("Certificates") representing such shares, which Certificates so surrendered will be cancelled and the holder of such Certificate will receive in exchange therefor the right to receive the applicable consideration set forth in Section 1.7, without interest.  In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Representative will, subject to this Article II, issue in exchange for such lost, stolen or destroyed Certificate the applicable consideration therefor set forth in Section 1.7.  Each issued outstanding share of stock of the Company will be deemed cancelled from and after the Effective Time and, for all corporate purposes, to evidence only the right to receive the applicable payments in respect of the applicable consideration therefor set in Section 1.7.  For the avoidance of doubt, none of the payments contemplated by this Article II will be required to be made unless and until the Certificate of Merger has been filed with and accepted by the Secretary of State of the State of Delaware and reasonably satisfactory evidence thereof has been received by Buyer and the Representative; provided, however, that the Company and the Representative reserve the right to revoke such filing if the payments contemplated by this Article II to be made on the Closing Date have not been received by close of business on the Closing Date.

2.6 No Liability.  Notwithstanding anything to the contrary in this Article II, none of the Company, Buyer, the Representative or the Surviving Corporation will be liable to any Person for any amount property paid to a public official pursuant to any abandoned property, escheat or similar Law.

2.7 Withholding.  Notwithstanding any other provision hereof, Buyer, the Company and the Representative will be entitled to deduct and withhold from amounts otherwise payable to any Person pursuant to or in accordance with this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law.  If Buyer, the Company or the Representative so withholds (or causes to be withheld) any such amounts, such amounts will be treated for all purposes of this Agreement as having been paid to such Person, and Buyer will pay over such amounts to the applicable Governmental Authority in accordance with applicable Law.

III.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Letter, the Company represents and warrants to Buyer, as of the date of this Agreement, as follows:

3.1 Corporate Organization of the Company.  Each of the Company and the U.S. Subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the Laws of their state of incorporation or organization and has the requisite corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted.  Each of the Company and the U.S. Subsidiaries is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to (a) materially impair the ability of the Company to enter into and perform its obligations under this Agreement or (b) have a Material Adverse Effect on the Company.  The copies of the certificate of incorporation and bylaws of the Company previously made available by the Company to Buyer are true, correct and complete.

3.2 Subsidiaries.  Each Subsidiary of the Company, together with its jurisdiction of incorporation or organization, is set forth on Section 3.2 of the Company Disclosure Letter.  The Company's Subsidiaries have been incorporated or organized and are validly existing under the Laws of their state of incorporation or organization and have the requisite power and authority to own or lease their properties and to conduct their business as it is now being conducted.  The copies of the organizational documents of the Company’s Subsidiaries made available by the Company to Buyer prior to or within five Business Days after the date of this Agreement are true, correct and complete.

3.3 Due Authorization.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and (subject to the approvals described below) to consummate the Transactions.  The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized and approved by the Board of Directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement (other than the adoption of this Agreement by holders of a majority of the outstanding Company Common Shares and a majority of the outstanding Company Series A Preferred Shares (collectively, the "Company Stockholders Approval")).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the Representative, Buyer and Merger Sub constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (such exception, the "Bankruptcy Exception").

3.4 No Conflict.  Subject to the receipt of the Authorizations and other requirements set forth in Section 3.5, the execution and delivery of this Agreement by the Company and the consummation of the Merger as herein provided do not and will not (a) violate any material provision of, or result in the breach of, the certificate of incorporation or bylaws of the Company or any U.S. Subsidiary, (b) violate any material provision of, or result in the breach of, the organizational document of any other Subsidiary, (c) violate any Material Contract to which the Company or one of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, or terminate or result in the termination of any such Material Contract, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien (other than Permitted Liens) or result in a violation or revocation of any required Authorization, or (d) conflict with or violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or any Governmental Order to which the Company, any of its Subsidiaries or any of their respective properties or assets are subject, except to the extent that, in the case of clauses (c) and (d), the occurrence of any of the foregoing would not, individually or in the aggregate, reasonably be expected to (i) materially impair the ability of the Company to enter into and perform its obligations under this Agreement or (ii) have a Material Adverse Effect on the Company.

3.5 Governmental Authorities; Consents.  Assuming the accuracy of the representations and warranties of Buyer contained in this Agreement, no Authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Company with respect to the Company's execution or delivery of this Agreement or the consummation of the Transactions, except for (a) applicable requirements of the HSR Act, (b) any Authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and (c) the filing of the Certificate of Merger in accordance with the DGCL.

3.6 Capitalization of the Company and its Subsidiaries.

(a) The authorized capital stock of the Company consists of (i) 1,000,000 shares of Company Common Stock, of which 372,769.962 shares are issued and outstanding as of the date of this Agreement and (ii) 999,400 shares of Company Series A Preferred, of which 141,384.722 shares are issued and outstanding as of the date of this Agreement.  All of the issued and outstanding shares of Company Common Stock and Company Series A Preferred have been duly authorized and validly issued and are fully paid and nonassessable.  73.913 shares of capital stock are held by the Company as treasury shares.  Section 3.6(a) of the Company Disclosure Letter sets forth all holders of record of issued and outstanding shares of Company Common Stock and Company Series A Preferred and a list of all outstanding rights to acquire Company Common Stock pursuant to awards under the 2012 Long Term Incentive Plan.

(b) Except as described in Section 3.6(a), there are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the capital stock of the Company, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares or for the repurchase or redemption of shares of the capital stock of the Company or any other agreements of any kind which may obligate the Company to issue, purchase, redeem or otherwise acquire any of its capital stock.  There are no capital appreciation rights, phantom equity rights, equity-linked plans, securities with participation rights or features, rights entitling any Person to acquire or receive from the Company any Company Common Share or other form of equity interest of the Company, or similar obligations and commitments of the Company.  There are no voting trusts, shareholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the shares of capital stock of the Company.

(c) The outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable.  The Company or one or more of its wholly owned Subsidiaries owns of record and beneficially all the issued and outstanding shares of capital stock of such Subsidiaries free and clear of any Liens, other than Permitted Liens.  There are no outstanding options, warrants, stock appreciation rights or other securities or rights exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares or for the repurchase or redemption of shares of such Subsidiaries' capital stock or any other agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

3.7 Financial Statements.

(a) Section 3.7(a) of the Company Disclosure Letter includes the audited consolidated balance sheets and statements of income, cash flow and stockholders' equity of the Company and its Subsidiaries as of and for the 12-month periods ended September 30, 2010 and September 30, 2011, together with the auditor's reports thereon (the "Audited Company Financial Statements"), and (b) the unaudited consolidated balance sheet and statement of income of the Company and its Subsidiaries as of and for the nine-month period ended June 30, 2012 (the "Unaudited Company Financial Statements," and together with the Audited Company Financial Statements, the "Company Financial Statements").  The Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated therein in conformity with GAAP consistently applied (except as may be indicated in the notes thereto), and subject, in the case of the Unaudited Company Financial Statements, to normal year-end adjustments and to the exception that the Unaudited Company Financial Statements do not contain footnote disclosures.

(b) The Company and each of its Subsidiaries has devised and maintained systems of internal accounting controls which, to the Knowledge of the Company, provide reasonable assurance that (a) transactions are executed in all material respects in accordance with its management's general or specific authorization, (b) transactions are recorded in all material respects as necessary to permit the preparation of financial statements in conformity with the Company Accounting Principles, and (c) access to its assets is permitted, in all material respects, only in accordance with management's general or specific authorization.

3.8 Undisclosed Liabilities.  As of the date of this Agreement, there is no material liability against the Company or any of its Subsidiaries of a type required to be reflected in or reserved for on a balance sheet prepared in accordance with GAAP as in effect on the date of this Agreement, except for any such liability (a) reflected in or reserved for on the Company Financial Statements or disclosed in the notes thereto, (b) that has arisen since the date of the most recent balance sheet included in the Company Financial Statements in the ordinary course of business of the Company and its Subsidiaries, or (c) incurred in connection with the transactions contemplated or permitted by this Agreement.

3.9 Absence of Changes.  From the date of the most recent balance sheet included in the Company Financial Statements through the date of this Agreement, (a) there has not been any event, development or state of circumstances that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (b) except for the process giving rise to this Agreement, the Company and its Subsidiaries have conducted their business and operated their properties substantially in the ordinary course of business consistent in all material respects with past practice, and (c) neither the Company nor any of its Subsidiaries took any action that, if Section 6.1(b) had applied in such period, would have constituted a breach thereof.

3.10 Litigation and Proceedings.  There are no pending or, to the Knowledge of the Company, threatened, Actions at law or in equity or, to the Knowledge of the Company, investigations before or by any Governmental Authority against the Company or any of its Subsidiaries, current or former personnel of the Company or its Subsidiaries related to the Company or its Subsidiaries, in each case which if decided adversely against the Company or its Subsidiaries would reasonably be expected to result in monetary damages for which the Company or a Subsidiary is liable in excess of $500,000.

3.11 Properties; Sufficiency of Assets.  The Company and its Subsidiaries have good and marketable title to, or an adequate leasehold interest in or license to, the tangible or intangible properties currently used and material to conduct their business or operations, free and clear of all Liens (other than Permitted Liens).  The tangible property material to the business or operations of the Company and its Subsidiaries is, when taken as a whole, in good operating condition and repair in all material respects (normal wear and tear excepted).  Immediately after giving effect to the Closing, the assets and properties of the Company and its Subsidiaries will be sufficient to enable the Company and its Subsidiaries to continue, following the Closing Date, to conduct the business and operations of the Company and its Subsidiaries in all material respects in the ordinary course of business consistent with past practice as it is being conducted on the date of this Agreement.

3.12 Legal Compliance and Authorizations.

(a) To the Knowledge of the Company, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute such a default or violation) and neither the Company nor any of its Subsidiaries has been threatened to be charged with, or has received written notice of, any such existing default or violation of any term, condition or provision of (i) its respective organizational documents or (ii) any Law applicable to it, except such defaults and violations which would not be reasonably likely to be, either individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

(b) To the Knowledge of the Company, the Company and each of its Subsidiaries has all, and is in compliance in all material respects with, all Authorizations that are required by Law and necessity in order to permit the Company and its Subsidiaries to conduct their business as currently conducted as of the date of this Agreement, except for any such Authorization, the failure of which to obtain, would not be reasonably likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, (i) the Authorizations are valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries is in default under any material Authorization, except as would not be reasonably likely to be, either individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

3.13 Contracts; No Defaults.

(a) Section 3.13(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xx) below to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party and has continuing obligations or rights (each, a "Material Contract").  The copies of the Contracts listed on Section 3.13(a) of the Company Disclosure Letter that have been made available to Buyer or its agents or representatives in the electronic data room created for the Transactions are true and correct in all material respects.

(i) Each Contract that the Company reasonably anticipates will involve aggregate payments or consideration furnished by or to the Company or any of its Subsidiaries of more than $10,000,000 in any calendar year;

(ii) Each Contract that grants any Person any (A) exclusive license, supply, distribution or other rights, (B) exclusive rights to purchase any Company products, or (C) any material "most favored nation" rights;

(iii) Each Contract relating to any Indebtedness of the Company or its Subsidiaries that is required by the Company Accounting Principles to be reflected on a consolidated balance sheet of the Company and its Subsidiaries;

(iv) Each Contract that purports to limit, curtail or restrict the right of the Company or any of its Subsidiaries to engage or compete in any business in any geographic area;

(v) Each Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of any business having a purchase or sale price in excess of $1 million or the acquisition or disposition of mortgage servicing rights on loans having an unpaid principal balance ("UPB") of over $4 billion, in each case in a single transaction, whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise (A) entered into on or after December 31, 2010 or (B) that contains material ongoing obligations of the Company or any of its Subsidiaries;

(vi) Each Contract, other than with respect to "off-the-shelf" software, that requires a license or royalty payment to, or license or royalty payment by, the Company or its Subsidiaries of more than $500,000 in any calendar year or more than $500,000 as a one-time payment;

(vii) Each lease or sublease under which the Company or one of its Subsidiaries leases or occupies Leased Real Property;

(viii) Each employment Contract with an employee of the Company that involves total cash consideration of more than $200,000 in any calendar year, in each case, which may not be terminated at will or by giving notice of 30 days or less without cost or penalty;

(ix) Each joint venture partnership, strategic alliance, limited liability company and any other similar Contract involving a sharing of profits or losses, management or control of any Person (other than a wholly-owned Subsidiary) that is a legal entity;

(x) Each Contract that purports to create, transfer or govern the use or registration of any Intellectual Property (other than "off-the-shelf" software) in favor of the Company, or between the Company and any Person (each an "IP Agreement");

(xi) Each Servicing Agreement providing for servicing on loans having a UPB of over $50,000,000;

(xii) Each Contract which contain restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of the Company or any Subsidiary;

(xiii) Each Contract relating to capital expenditures, including for purchases of equity, assets or properties of another Person (other than purchase orders for such items in the ordinary course of business) in each case requiring aggregate payments by the Company or any Subsidiary in excess of $500,000 during their remaining term following the Closing Date;

(xiv) Other than Contracts entered into in the ordinary course of business, each Contract providing for an "earn out" or other similar contingent payment obligations, in each case that after the date of this Agreement could, if determined or otherwise resolved in a manner adverse to the Company or any Subsidiary, result in any payments after the Closing Date that, individually or in the aggregate, are in excess of $500,000;

(xv) Each management, service, consulting, financial advisory or any other similar type of Contract and any Contracts with any investment or commercial bank, in each case involving aggregate payments or obligations by the Company or any Subsidiary in excess of $500,000 during their remaining term following the Closing Date;

(xvi) Each Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute which has not been fully performed, in each case providing for aggregate payments under each such Contract by or to the Company or any Subsidiary in excess of $500,000 during their remaining term following the Closing Date, other than any such Contracts concerning the routine collection of debts entered into in the ordinary course of business;

(xvii) Each settlement agreement, assurance of discontinuance, consent agreement, or memorandum of understanding with any Governmental Authority, and any other Contract entered into with any Governmental Authority other than in the ordinary course of business or that is not material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole;

(xviii) Each guarantee of third party obligations by the Company or any Subsidiary involving amounts in excess of $500,000;

(xix) Each Contract for the lease of personal property (excluding ordinary course office equipment) to or from any Person providing for lease payments in excess of $500,000; and

(xx) Each Contract granting a power of attorney or similar arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company or any Subsidiary with respect to its performance under a Servicing Agreement other than limited powers of attorney granted to Persons in the ordinary course of business which can be revoked at any time by the Company or its Subsidiaries.

(b) As of the date of this Agreement, all of the Contracts listed or required to be listed on Section 3.13(a) of the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the Knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto.  None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in material violation of, breach of or default under (and no event has occurred which with notice or the lapse of time or both would constitute a material violation, breach or default) any such Contract, and, neither the Company nor any of its Subsidiaries has received any claim or notice of material violation of, breach of or default under any such Contract.

3.14 Employee Benefit Plans

1.1 .

(a) Section 3.14(a) of the Company Disclosure Letter contains a list of each material Employee Plan in effect on the date of this Agreement.

(b) (i)  Neither the Company nor any of its Subsidiaries has any current or potential material liability under Title IV of ERISA with respect to any Pension Plan, (ii)  each Employee Plan which covers current or former employees of the Company or any of its Subsidiaries that is intended to be qualified within the meaning of Section 401 of the Code has either (x) received a favorable determination or opinion letter from the Internal Revenue Service regarding its tax-qualification (and no event has occurred which, since the date of such letter, would reasonably be expected to result in the revocation of such determination letter) or (y) has applied, or will apply for such letter during the applicable remedial amendment periods, and (iii) neither the Company nor any of its Subsidiaries contributes to, or is obligated to contribute to, any Multiemployer Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole:

(i) The Employee Plans have been maintained in accordance with their terms and all applicable Laws; and

(ii) Neither the Company nor any of its Subsidiaries has any liability with respect to any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code.  Neither the Company nor any of its Subsidiaries has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Pension Plan.  The Secretary of Labor has not assessed a civil penalty under Section 502(l) of ERISA that remains unpaid.

(d) Neither the Company nor any of its Subsidiaries has committed to indemnify or gross-up any individual with respect to any material tax or penalty that may be due under Section 409A of the Code.

(e) Except as provided under the 2012 Long Term Incentive Plan, the consummation of the Merger will not give rise to any material liability under any Employee Plan or accelerate the time of payment or increase the amount of compensation or benefits due to any current or former employee, director or independent contractor of the Company or their beneficiaries.

3.15 Labor and Employment.

(a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining Contract that covers any employees of the Company or its Subsidiaries.  To the Company's Knowledge, there are no union organizing activities pending or overtly threatened with respect to employees of the Company or any of its U.S. Subsidiaries.  There are no strikes, lockouts or other material labor disputes pending or, to the Company's Knowledge, overtly threatened by or with respect to any employees of the Company or any of its U.S. Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries (i) comply with applicable Laws with respect to employment, employment practices, terms and conditions of employment and wages and hours, in each case with respect to its employees, (ii) are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with Laws applicable to the foregoing, and (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(c) To the Knowledge of the Company, the Company and its Subsidiaries employ for work in the United States only individuals who are lawfully permitted to work in the United States and the Company and its Subsidiaries are in compliance with all applicable Laws of the United States regarding immigration and/or employment of non-citizen workers in all material respects.  To the Knowledge of the Company, neither the Company nor its U.S. Subsidiaries has ever been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement ("ICE") or other U.S. federal agency charged with administration and enforcement of U.S. federal immigration laws concerning the Company or its U.S. Subsidiaries, and, to the Knowledge of the Company, neither the Company nor its U.S. Subsidiaries has received any "no match" notices from ICE, the Social Security Administration or the Internal Revenue Service within the previous 24 months of the date of this Agreement.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material  to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have properly classified for all times prior to the Closing Date all independent contractors and consultants.

3.16 Taxes.

(a) All income Tax Returns and all material other Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete in all material respects.

(b) The Company and its Subsidiaries have fully and timely paid all material Taxes required to be paid, including all material Taxes shown to be due on the Tax Returns referred to in Section 3.16(a), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(c) As of the date of this Agreement, no extension or waiver of a statute of limitations relating to material Taxes is in effect with respect to the Company or any of its Subsidiaries.

(d) As of the date of this Agreement, no deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries (or, to the Knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are Taxes for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP.  As of the date of this Agreement, no audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of the Company, threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries.

(e) There are no Tax indemnification, allocation or sharing Contracts (or similar agreements) under which the Company or any of its Subsidiaries could be liable for Tax liability of an entity that is neither the Company nor any of its Subsidiaries, other than any such agreements that are pursuant to customary commercial contracts not primarily related to Taxes.

(f) Neither the Company nor any of its Subsidiaries (i) has been a member of an "affiliated group" of corporations, as that term is defined in section 1504(a) of the Code, other than an affiliated group the common parent of which is the Company, or (ii) has any liability for the Taxes of any person under Treasury Regulation § 1.1502-6 (or any similar provision of state, territorial, provincial, local, or foreign law).

(g) To the Knowledge of the Company, none of the Company or its Subsidiaries is required in the future to recognize any item of income in, or exclude any item of deduction from, taxable income as a result of (i) a change in a method of accounting for a Pre-Closing Tax period made prior to the date hereof, (ii) a "closing agreement" as described in Code section 7121 (or any corresponding or similar provision of state, territorial, provincial, local, or foreign income Tax law executed on or prior to the Closing Date), (iii) an installment or open transaction disposition made on or prior to the Closing Date, or (iv) a prepaid amount received on or prior to the Closing Date.

(h) None of the Company or its Subsidiaries has participated in any "reportable transaction" as that term is defined in Section 6707A(c)(1) of the Code and the Company has never been a "distributing corporation" as defined in Section 355(a) of the Code.

(i) None of the Company or its Subsidiaries is party to any Contract or plan that could be reasonably expected to result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code section 280G as a result of the Merger.

3.17 Insurance.  Section 3.17 of the Company Disclosure Letter sets forth each insurance policy of the Company and its Subsidiaries that purport to cover losses of the Company or any of its Subsidiaries (the “Insurance Policies”).  To the Knowledge of the Company, the insurance provided under the Insurance Policies is in such amounts, with such deductibles and against such risks and losses as are reasonable in all material respects for the business and operations of the Company and its Subsidiaries as conducted as of the date of this Agreement.  To the Knowledge of the Company, the insurance provided under the Insurance Policies is in such amounts, with such deductibles and against such risks and losses as are reasonable in all material respects for the business and operations of the Company and its Subsidiaries as conducted as of the date of this Agreement.  The Company believes that the insurance provided under the Insurance Policies is in such amounts, with such deductibles and against such risks and losses as are reasonable in respect of the business and operations of the Company and its Subsidiaries as conducted as of the date of this Agreement, and such policies are in full force and effect.  To the Knowledge of the Company, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any such Insurance Policy (which has not been replaced on substantially similar terms prior to the date of such cancellation).  To the Knowledge of the Company, as of the date of this Agreement, there are no pending claims under the Insurance Policies by the Company or any of its Subsidiaries as to which the insurers have denied or disputed liability.

3.18 Real Property.  The Company or its Subsidiaries do not own any Owned Real Property.  The Company or one of its Subsidiaries has a valid and subsisting leasehold estate in all Leased Real Property identified on Section 3.18 of the Company Disclosure Letter, subject only to Permitted Liens.

3.19 Intellectual Property.

(a) Section 3.19(a) of the Company Disclosure Letter lists (i) each registered trademark, registered service mark, trade name, patent, domain name and registered copyright owned by the Company or any of its Subsidiaries for which applications have been filed or registrations or patents have been obtained (including jurisdiction and registration/application number).  To the Knowledge of the Company, all registrations and applications listed in Section 3.19(a) of the Company Disclosure Letter that are material to the Company and its Subsidiaries are valid and enforceable in all material respects.  The Company or one of its Subsidiaries owns, or has the valid right to use pursuant to written license, sublicense, agreement or permission, free and clear of all Liens, all Intellectual Property.

(b) To the Knowledge of the Company, the Company and its Subsidiaries have not and are not interfering with, infringing upon, misappropriating or otherwise violating any Intellectual Property of any Person in any material respect, and as of the date of this Agreement.  The Company and its Subsidiaries have not received from any Person in the past 24 months any written notice, charge, complaint, claim or other written assertion of any present, impending or threatened infringement or violation by or misappropriation of, or other conflict with, any Intellectual Property of any Person nor, to the Knowledge of the Company, is there any valid or reasonable basis for any such claim.  To the Knowledge of the Company, no Person has in the past or is presently infringing, misappropriating or violating any Intellectual Property rights owned or exclusively licensed by or to the Company or any of its Subsidiaries.

(c) The Transactions will not have a material adverse effect on the material Intellectual Property rights or related obligations of the Company and its Subsidiaries, taken as a whole, under any IP Agreement.

(d) No Person other than the Company or its Subsidiaries has any right or interest of any kind in or to Intellectual Property owned by the Company or its Subsidiaries.

(e) To the Knowledge of the Company, the Company Software does not contain any virus or bug that causes or may cause the Company Software to be erased, inoperable, materially impaired in performance, or unable to consistently operate in the manner in which it is intended to operate in all material respects.

(f) To the Knowledge of the Company, there has been: (i) no material breach of security involving any material website operated by or on behalf of the Company or its Subsidiaries and (ii) no material unauthorized use of personally identifiable information obtained by the Company or its Subsidiaries through any such website.

3.20 Transactions with Affiliates.  Section 3.20 of the Company Disclosure Letter lists all Contracts between or among the Company and/or any of its Subsidiaries, on the one hand, and any holder of any equity interest in the Company or any Affiliates of the Company (other than any of Company's Subsidiaries), on the other hand.

3.21 Brokers' Fees.  No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates and for which Buyer, the Company or any of its Subsidiaries will be liable.

3.22 Servicing Matters.

(a) Section 3.22(a) of the Company Disclosure Letter sets forth, for each Servicing Agreement that is a Material Contract in effect on the date of this Agreement, the name of the applicable securitization transaction or third party for whom the Serviced Loans are serviced by the Company or any of its Subsidiaries.  The Company has made available to Buyer true and complete copies (or written summaries of all material terms, in the case of any oral Servicing Agreement) in all material respects of all Servicing Agreements that are Material Contracts to which the Company or any of its Subsidiaries is a party as of the date of this Agreement.

(b) Except as would not reasonably be expected to materially impair the ability of Buyer to realize the economic benefits associated with the Transactions, each Servicing Agreement is a valid and binding agreement of the Company or its applicable Subsidiary, as the case may be, and is in full force and effect (assuming, in each case, the applicable Servicing Agreement has been duly authorized, executed and delivered by each of the other parties thereto).

3.23 Portfolio Information.  The information included in the data tape delivered by the Company to Buyer, of the type set forth on Section 3.23 of the Company Disclosure Letter was derived from the books, records and processes of the Company maintained in the ordinary course of business and consistent with past practice, and to the Knowledge of the Company, in accordance with industry standards, in each case as of August 31, 2012.

3.24 Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (a) the Company and its Subsidiaries, and their activities and operations, are and have been since December 31, 2010 in compliance with all applicable Environmental Laws, (b) the Company and its Subsidiaries possess all Environmental Permits that are required for the lawful operation of its business, each such Environmental Permit is in full force and effect, the Company and its Subsidiaries is in compliance with such Environmental Permits and no proceeding is pending or to Company's Knowledge threatened to revoke, suspend, modify or limit any such Environmental Permit, (c) to the Knowledge of the Company, none of the Company or its Subsidiaries has received notice from any Governmental Authority or any third party that any of them are a potentially responsible party for a federal or state environmental cleanup site or for corrective action under any applicable Environmental Law, (d) to the Knowledge of the Company, there has been no Release of a Hazardous Substance at or from any real property owned or leased by the Company or its Subsidiaries that would subject the Company or any Subsidiary to any material liability under any Environmental Law, (e) to the Knowledge of the Company, the Company and its Subsidiaries have not managed, handled, generated, manufactured, refined, recycled, discharged, emitted, buried, processed, produced, reclaimed, stored, treated, transported or disposed of any Hazardous Substance, except in compliance with all Environmental Laws, (f) there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under any Environmental Law as of the date of this Agreement, and (g) there are no conditions, activities or events regarding any real property formerly owned or operated by the Company or any of its Subsidiaries or presently owned or operated by the Company or any of its Subsidiaries that could give rise to any liability to the Company or its Subsidiaries under any applicable Environmental Laws.

3.25 No Outside Reliance.  Notwithstanding anything contained in Article V, any other provision hereof or any provision of Law otherwise applicable hereto, the Company and the Representative (for itself and on behalf of each of the Company Interest Holders) acknowledge and agree that neither Buyer nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article V.  Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions regarding Buyer, as well as any information, documents or other materials made available to the Company or any of its Affiliates or advisors and not the subject of a representation or warranty expressly given in Article V, are not and will not be deemed to be representations or warranties of Buyer, and the Company and the Representative acknowledge that the Company, together with its Affiliates and advisors, will rely on its own investigation of the Buyer and its Subsidiaries as well as the representations and warranties expressly given in Article V and the indemnification provisions expressly set forth in Article IX, and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of Buyer and its Subsidiaries as conducted after the Closing, as contained in any materials provided or made available by Buyer or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

3.26 No Additional Representation or Warranties.  Except as provided in this Article III, Article IV and Article IX, (a) none of the Company or any of its Affiliates, or any of their respective directors, officers, Affiliates, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Buyer or Merger Sub or their Affiliates and (b) no such Person will be liable in respect of the accuracy or completeness of any information provided to Buyer or Merger Sub or their Affiliates, including, in the case of clauses (a) and (b), in respect of any forecasts or projections of future business, results of operations or prospects or for fraud (other than in any case of Specified Fraud).  All such other representations and warranties are expressly disclaimed by the Company.

IV.           REPRESENTATIONS AND WARRANTIES OF THE REPRESENTATIVE

The Representative represents and warrants to Buyer, as of the date of this Agreement, as follows:

4.1 Organization of the Representative.  The Representative has been duly formed and is validly existing as a limited liability company in good standing under the Laws of the State of Delaware and has the requisite limited liability company power and authority to own or lease its properties and to conduct its business as it is now being conducted.  The Representative is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Representative.

4.2 Due Authorization.  The Representative has the requisite limited liability company power and authority to execute and deliver this Agreement and (subject to the approvals described below) to consummate the Transactions.  The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized and approved by the board of managers or owner of the Representative, and no other proceeding on the part of the Representative is necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by the Representative and, assuming the due authorization, execution and delivery hereof by the Company, Buyer and Merger Sub, constitutes a legal, valid and binding obligation of the Representative, enforceable against the Representative in accordance with its terms, subject to the Bankruptcy Exception.

4.3 No Conflict.  The execution and delivery of this Agreement by the Representative and the performance of the Representative pursuant to this Agreement do not and will not violate any provision of, or result in the breach of, the certificate of formation or limited liability company agreement of the Representative.

V.           REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Letter, Buyer represents and warrants to the Company, as of the date of this Agreement, as follows:

5.1 Corporate Organization of Buyer and Merger Sub.  Each of Buyer and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted.  Each of Buyer and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to (a) materially impair the ability of Buyer or Merger Sub to enter into this Agreement or timely consummate the Transactions or (b) have a Material Adverse Effect on Buyer.  The copies of the articles of incorporation and bylaws of Buyer publicly filed with the SEC and previously made available by Buyer to the Company are true, correct and complete.  Merger Sub is a direct, wholly owned Subsidiary of Buyer.  Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

5.2 Due Authorization.  Each of Buyer and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder and to consummate the Transactions.  The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized and approved by the Board of Directors of Buyer and Merger Sub, and no other corporate proceeding on the part of Buyer or Merger Sub is necessary to authorize this Agreement (other than the adoption of this Agreement by Buyer in its capacity as the sole stockholder of Merger Sub, which adoption will occur immediately following execution of this Agreement).  This Agreement has been duly and validly executed and delivered by each of Buyer and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company and the Representative, constitutes a legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, subject in each case to the Bankruptcy Exception.

5.3 No Conflict.  Subject to the receipt of the Authorizations and other requirements set forth in Section 5.4, the execution and delivery of this Agreement by Buyer and Merger Sub and the consummation of the Transactions do not and will not (a) violate any provision of, or result in the breach of the certificate of incorporation, bylaws or other organizational documents of Buyer, Merger Sub or any Significant Subsidiaries (as defined in Regulation S-X under the Exchange Act) of Buyer (the "Buyer Subsidiaries") , (b) violate any Contract to which Buyer, Merger Sub or any Buyer Subsidiary is a party or by which Buyer, Merger Sub or any Buyer Subsidiary may be bound, or terminate or result in the termination of any such Contract, or result in the creation of any Lien upon any of the properties or assets of Buyer, Merger Sub or any Buyer Subsidiary or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required Authorization, or (c) conflict with or violate any Law applicable to Buyer or Merger Sub or any of their respective properties or assets or any Governmental Order to which such Person's respective properties or assets are subject, except to the extent that the occurrence of the foregoing in clauses (b) and (c) would not, individually or in the aggregate, reasonably be expected to (i) materially impair the ability of Buyer or Merger Sub to enter into this Agreement or timely consummate the Transactions or (ii) have a Material Adverse Effect on Buyer.

5.4 Governmental Authorities; Consents.  Assuming the accuracy of the representations and warranties of the Company contained in this Agreement, no Authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Buyer or Merger Sub with respect to Buyer or Merger Sub's execution or delivery of this Agreement or the consummation of the Transactions, except for (a) applicable requirements of the HSR Act , (b) any Authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to (i) materially impair the ability of Buyer or Merger Sub to enter into this Agreement or timely consummate the Transactions or (ii) have a Material Adverse Effect on Buyer, (c) the filing of the Certificate of Merger in accordance with the DGCL, or (d) the filing of the Buyer Certificate of Designation.

5.5 Capitalization of Buyer and Buyer Subsidiaries.

(a) The authorized capital stock of Buyer consists of (i) 200,000,000 shares of Buyer Common Stock, of which 135,005,876 shares are issued and outstanding as of the date of this Agreement, and (ii) 20,000,000 shares of preferred stock, of which no shares are issued and outstanding as of the date of this Agreement.  The rights, preferences, privileges and restrictions of the Buyer Series A Preferred will be set forth in the Buyer Certificate of Designation.  All of the issued and outstanding shares of Buyer Common Stock have been, and as of the Closing the Buyer Series A Preferred will be, duly authorized and validly issued and are fully paid and nonassessable.  As of the date of this Agreement, there are unexercised options to acquire shares of Buyer Common Stock (each, a "Buyer Stock Option") to purchase in the aggregate 9,559,082 shares of Buyer Common Stock.  No shares of capital stock are held by Buyer as treasury shares.  Section 5.5(a) of the Buyer Disclosure Letter sets forth all holders of an outstanding Buyer Stock Option, together with the grant date, vesting schedule, exercise price and number of shares of Buyer Common Stock subject thereto for such Buyer Stock Options.

(b) As of the date of this Agreement, there are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the capital stock of Buyer, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares or for the repurchase or redemption of shares of the capital stock of Buyer or any other agreements of any kind which may obligate Buyer to issue, purchase, redeem or otherwise acquire any of its capital stock.  There are no capital appreciation rights, phantom equity rights, equity-linked plans, securities with participation rights or features, rights entitling any Person to acquire or receive from Buyer any share or other form of equity interest of Buyer, or similar obligations and commitments of Buyer.

(c) The outstanding shares of capital stock of each Buyer Subsidiary has been duly authorized and validly issued and are fully paid and nonassessable.  Buyer or one or more of its wholly owned Subsidiaries owns of record and beneficially all the issued and outstanding shares of capital stock of each Buyer Subsidiary free and clear of any Liens, other than Permitted Liens.  Except as described in this Section 5.5, there are no outstanding options, warrants, rights or other securities exercisable or exchangeable for any capital stock of any Subsidiaries of Buyer, any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares or for the repurchase or redemption of shares of such Subsidiaries' capital stock or any other agreements of any kind which may obligate any Subsidiary of Buyer to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

5.6 SEC Filings; Financial Statements.

(a) Buyer has timely filed, all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 2010 (collectively, including all SEC filings filed after the date of this Agreement and prior to the Closing, the "Buyer SEC Filings").  The Buyer SEC Filings as of the their respective filings, (i) were prepared, or in the case of any Buyer SEC Filings filed after the date of this Agreement will be prepared, in all material respects in accordance with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) except to the extent that information contained in any Buyer SEC Filing filed with the SEC has been revised or superseded by a later filed Buyer SEC Filing filed prior to the date hereof, did not, or will not if filed after the date of this Agreement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  No Subsidiary of Buyer is subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements of Buyer, including, in each case, any notes thereto (the "Buyer Financial Statements") contained in the Buyer SEC Filings present fairly, in all material respects, the consolidated financial position and results of operations of Buyer and its consolidated Subsidiaries as of the dates and for the periods indicated therein in conformity with GAAP consistently applied (except as may be indicated in the notes thereto), and subject, in the case of unaudited statements, to normal year-end adjustments and to the exception that unaudited statements do not contain footnote disclosures.

(c) Buyer has devised and maintained systems of internal accounting controls which, to the Knowledge of Buyer, are sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Buyer Financial Statements in accordance with GAAP, in all material respects, that (a) transactions are executed in accordance with its management's general or specific authorization; (b) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements; (c) access to its assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for items is compared with the actual levels thereof at reasonable and customary intervals and appropriate action is taken with respect to any differences.

5.7 Undisclosed Liabilities.  As of the date of this Agreement, there is no material liability against Buyer or any of its Subsidiaries (including Merger Sub) of a type required to be reflected in or reserved for on a balance sheet prepared in accordance with GAAP as in effect on the date of this Agreement, except for any such liability (a) reflected in or reserved for on the Buyer Financial Statements or disclosed in the notes thereto (b) that has arisen since the date of the most recent balance sheet included in the Buyer Financial Statements in the ordinary course of business of Buyer and its Subsidiaries, or (c) incurred in connection with the transactions contemplated or permitted by this Agreement.

5.8 Absence of Changes.  From the date of the most recent balance sheet included in the Buyer Financial Statements through the date of this Agreement, (a) there has not been any event, development or state of circumstances that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer, (b) except for the process giving rise to this Agreement, Buyer and the Buyer Subsidiaries have conducted their business and operated their properties substantially in the ordinary course of business consistent in all material respects with past practice, and (c) neither Buyer nor any of its Subsidiaries took any action that, if Section 6.1(d) had applied in such period, would have constituted a material breach thereof.

5.9 Litigation and Proceedings.  There are no pending or, to the Knowledge of Buyer, threatened, Actions at law or in equity, or, to the Knowledge of Buyer, investigations, before or by any Governmental Authority against Buyer or Merger Sub which, if determined adversely, would, individually or in the aggregate, reasonably be expected to (a) materially impair the ability of Buyer or Merger Sub to enter into this Agreement or timely consummate the Transactions or (b) have a Material Adverse Effect on Buyer.

5.10 Legal Compliance and Authorizations.

(a) To the Knowledge of Buyer, Buyer and its Subsidiaries are in compliance with all applicable Laws, except where the failure to be in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to (i) materially impair the ability of Buyer or Merger Sub to enter into this Agreement or timely consummate the Transactions or (ii) have a Material Adverse Effect on Buyer.

(b) To the Knowledge of Buyer, Buyer and each of its Subsidiaries has all, and is in compliance in all material respects with, all Authorizations that are required by Law and necessity in order to permit Buyer and its Subsidiaries to conduct their business as currently conducted as of the date of this Agreement, except for any such Authorization, the failure of which to obtain, would not be reasonably likely to be, either individually or in the aggregate, material to Buyer and its Subsidiaries, taken as a whole.  To the Knowledge of Buyer, (i) the Authorizations in a jurisdiction where a Closing Condition Consent is required are valid and in full force and effect, (ii) neither Buyer nor any of its Subsidiaries is in default in any material respect under any Authorization in a jurisdiction where a Closing Condition Consent is required, and (iii) Buyer is not aware of any fact or circumstances that could reasonably be expected to materially delay or prevent the receipt of the Closing Conditions Consents.

5.11 Brokers' Fees.  No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission in connection with the Transactions based upon arrangements made by Buyer or any of its Affiliates.

5.12 Financial Ability.  Buyer (i) has, and at the Effective Time Buyer will have, sufficient funds or other financial resources available to pay the Merger Consideration and any expenses incurred by Buyer in connection with the Transactions, (ii) has, and at the Effective Time will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any obligation, commitment, restriction or liability of any kind, which would reasonably be expected to impair or materially adversely affect such resources and capabilities.

5.13 Solvency; Surviving Corporation After the Merger.  Neither Buyer nor Merger Sub is entering into this Agreement or the Transactions with the intent to hinder, delay or defraud either present or future creditors.  After giving effect to the Merger, at and immediately after the Effective Time, each of Buyer, the Surviving Corporation and the Buyer Subsidiaries will be solvent and will have adequate capital and liquidity with which to engage in its business.

5.14 No Outside Reliance.  Notwithstanding anything contained in this Article V or any other provision hereof, Buyer and Merger Sub acknowledge and agree that neither the Company nor any of their Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III, Article IV and the Acknowledgement Letters, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries.  Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions regarding the Company, as well as any information, documents or other materials made available to Buyer or any of its Affiliates or advisors and not the subject of a representation or warranty expressly given in Article III, Article IV or the Acknowledgement Letters, are not and will not be deemed to be representations or warranties of the Company, and Buyer and Merger Sub acknowledge that Buyer, together with its Affiliates and advisors, will rely on its own investigation of the Company and its Subsidiaries as well as the representations and warranties expressly given in Article III, Article IV and the Acknowledgement Letters and the indemnification provisions expressly set forth in Article IX, and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided or made available by the Company or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.  Except as otherwise expressly set forth in this Agreement, Buyer understands and agrees that any inventory, equipment, vehicles, assets, properties and business of the Company and its Subsidiaries are furnished "as is," "where is" and subject to the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.  In no event will the Company or any Company Indemnified Party have any separate liability for fraud (other than in any case of Specified Fraud) in connection with this Agreement or the Transaction.

5.15 Acquisition of Interests for Investment.  Buyer has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its participation in the Merger.  Buyer is acquiring the capital stock of the Surviving Corporation for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling capital stock of any of the Surviving Corporation.  Buyer understands and agrees that capital stock of the Surviving Corporation may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

5.16 No Additional Representation or Warranties.  Except as provided in this Article V and Article IX, (a) none of Buyer, Merger Sub or any of their respective Affiliates, or any of their respective directors, officers, Affiliates, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or the Representative or their Affiliates and (b) no such Person will be liable in respect of the accuracy or completeness of any information provided to the Company or the Representative or their Affiliates, including, in the case of clauses (a) and (b), in respect of any forecasts or projections of future business, results of operations or prospects.  All such other representations and warranties are expressly disclaimed by Buyer.

VI.           COVENANTS

6.1 Conduct of Business.

(a) From the date of this Agreement through the Closing, the Company will, and will cause its Subsidiaries to, except as contemplated by this Agreement or as consented to by Buyer in writing (which consent may not be unreasonably conditioned, withheld, delayed or denied), operate its business substantially in the ordinary course consistent in all material respects with past practice; provided, however, that no action taken or omitted to be taken by the Company in what an officer or employee of the Company believed in good faith to be in or not opposed to the best interests of the Company which does not also involve a breach of Section 6.1(b) will constitute a breach of this Section 6.1(a).

(b) From the date of this Agreement through the Closing, without limiting the generality of the foregoing, except as set forth on Section 6.1(b) of the Company Disclosure Letter or as consented to by Buyer in writing (which consent may not be unreasonably conditioned, withheld, delayed or denied as to Sections 6.1(b)(ii), 6.1(b)(viii), 6.1(b)(xi), 6.1(b)(xiii) or 6.1(b)(xxi) (insofar as applicable to the foregoing), the Company will not, and the Company will cause its Subsidiaries not to, except as otherwise contemplated by this Agreement:

(i) amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, except as required by Law;

(ii) enter into, materially amend or terminate any Material Contract, or waive, release or assign any material rights or material claims thereunder other than in the ordinary course of business consistent with past practice;

(iii) declare, set aside or pay a dividend on, or make any other distribution (whether securities or property) in respect of, its equity securities other than accrued and unpaid dividends on the Company Series A Preferred (which will be paid through and including the Closing Date);

(iv) repurchase, redeem, repay or otherwise acquire any outstanding equity securities of the Company or any Subsidiary;

(v) split, combine or reclassify any of its capital stock or authorize the issuance of securities in lieu of or in substitution for shares of its capital stock or purchase, redeem or acquire any shares of its capital stock;

(vi) issue, sell, transfer, pledge, grant, dispose of, encumber or deliver any equity securities of any class or any warrants, options or other rights to purchase shares of its capital stock or any securities convertible into shares of its capital stock;

(vii) sell, assign, transfer, convey, lease, exclusively license, surrender, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of or subject to any Lien (other than Permitted Liens) any material assets or properties, except in the ordinary course of business;

(viii) (A) except as otherwise required by Law or existing Employee Plans, take any action with respect to the grant of any material severance or material termination pay (other than pursuant to policies or agreements of the Company or any of its Subsidiaries in effect on the date of this Agreement) which will become due and payable after the Closing Date to any officer who is also a shareholder of the Company or any director of the Company, or (B) except in the ordinary course of business, adopt, enter into or materially amend any Employee Plan applicable to any officer who is also a shareholder of the Company or any director of the Company;

(ix) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the stock or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, or;

(x) make any loans or advances to any officer who is also a shareholder of the Company or any director of the Company or any of its Affiliates, except for advances for expenses;

(xi) commence, settle or compromise any Action or threatened Action that, individually or in the aggregate, would be reasonably expected to adversely affect in a material way the post-Closing operation of the business of the Company and its Subsidiaries or the business of Buyer or any of its Affiliates;

(xii) accelerate the payment of accounts payable or other liabilities or the receipt of accounts receivable, payments with respect to advances and other assets, other than in the ordinary course of business consistent with past practice;

(xiii) fail to make in the aggregate the scheduled capital expenditures in all material respects in accordance with the budget set forth in Section 6.1(b)(xiv) of the Company Disclosure Letter or make, or enter into agreements or binding obligations with any Person to make, any capital expenditures in excess of the amount shown in Section 6.1(b) of the Company Disclosure Letter in the aggregate, except, in each such case, as is determined in good faith by the Company Board to be necessary for the operation of the business of the Company and its Subsidiaries in the ordinary course consistent with past practice;

(xiv) enter into a new line of business;

(xv) incur, assume, grant, endorse or guarantee any Indebtedness other than in the ordinary course of business in amounts that do not exceed $1.0 million in the aggregate;

(xvi) restructure, recapitalize, reorganize or adopt any other corporate or legal entity reorganization, otherwise alter its legal structure or form or completely or partially liquidate;

(xvii) dissolve or liquidate or permit or allow the filing of a petition for relief under any provisions of the United States Bankruptcy Code with respect to the Company or any Subsidiary;

(xviii) make any material Tax election, settle or compromise any material Tax liability, change any material Tax position, file Tax Returns that are materially inconsistent with any past Tax Returns of the Company, or make any change in accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company, other than as required by GAAP or applicable Law;

(xix) commence an initial public offering (or make any filings with the SEC in respect of) of any of the equity securities of the Company or any of its Subsidiaries;

(xx) during the 30 trading days prior to the Closing Date, (A) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of, or enter into any other transaction that is designed to result in substantially the same economic effect as a sale of, directly or indirectly, any shares of Buyer Common Stock owned by or for the benefit of the Company or any of its Subsidiaries or (B) enter into any swap or other arrangement that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of  any shares of Buyer Common Stock owned by or for the benefit of the Company or any of its Subsidiaries (collectively, (i) and (ii), a “Transfer”); provided, however, that the foregoing will not prohibit Transfers by the Company to an Affiliate or a Person that shares a common investment adviser, provided that such Affiliate or Person, as applicable, agrees to be subject to the restrictions set forth in this Section 6.1(b)(xx); or

(xxi) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.1(b).

(c) From the date of this Agreement through the Closing, Buyer will, and will cause its Subsidiaries to, except as contemplated by this Agreement or as consented to by the Company in writing (which consent may not be unreasonably conditioned, withheld, delayed or denied), operate its business substantially in the ordinary course consistent in all material respects with past practice; provided, however, that no action taken or omitted to be taken by Buyer in what an officer or employee of Buyer believed in good faith to be in or not opposed to the best interests of Buyer which does not also involve a material breach of Section 6.1(d) will constitute a breach of this Section 6.1(c).

(d) From the date of this Agreement through the Closing, without limiting the generality of the foregoing, except as set forth on Section 6.1(d) of the Company Disclosure Letter or as consented to by the Company in writing, Buyer will not, and Buyer will cause its Subsidiaries not to, except as otherwise contemplated by this Agreement:

(i) amend the certificate of incorporation, bylaws or other organizational documents of Buyer or any of its Subsidiaries, except as required by Law or as contemplated by this Agreement;

(ii) split, combine or reclassify any of its capital stock, declare or pay a stock dividend or authorize the issuance of securities in lieu of or in substitution for shares of its capital stock or purchase, redeem or acquire any shares of its capital stock;

(iii) issue any warrants, options or other rights to purchase shares of its capital stock or any securities convertible into shares of its capital stock;

(iv) restructure, recapitalize, reorganize or adopt any other corporate or legal entity reorganization, otherwise alter its legal structure or form or completely or partially liquidate;

(v) dissolve or liquidate or permit or allow the filing of a petition for relief under any provisions of the United States Bankruptcy Code with respect to the Company or any Subsidiary; or

(vi) enter into any agreement, or otherwise become obligated, to take any action prohibited under this Section 6.1(d) or that would materially impair the ability of Buyer or Merger Sub to timely consummate the Transactions.

6.2 Access to Information.

(a) Prior to the Closing, except as the Company determines, based on advice of outside counsel, may violate any applicable Law, the Company will, and will cause its Subsidiaries to, afford to Buyer and its accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not interfere with normal operation of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, personnel records and other information concerning the Company and its Subsidiaries, properties and personnel as Buyer may reasonably request, including all records, Contracts and other information regarding servicing advances and collection accounts, and make reasonably available to the authorized representatives of Buyer the employees of the Company or its Subsidiaries whose assistance and expertise is reasonably necessary to assist Buyer in connection with Buyer's preparation to integrate the Company, its Subsidiaries and assets and the personnel related thereto with Buyer's organization following the Closing (such integration, the "Pre-Closing Integration").  Notwithstanding the foregoing, neither the Company nor any of its Affiliates is under any obligation to disclose to Buyer any information the disclosure of which (i) is restricted by applicable Law or any obligations to any third party or (ii) is subject to attorney-client privilege.  Buyer and its representatives will not have access to employment records of individual employees of the Company or its Subsidiaries prior to the Closing except on such terms as may be agreed by the Company and Buyer in order to protect confidential information and ensure compliance with all applicable Laws and the applicable Company's policies.  Any investigation pursuant to this Section 6.2(a) will be conducted in such manner as not to unreasonably interfere with the conduct of the business of the Company or its Subsidiaries, and no such investigation will affect any representation or warranty in this Agreement of any Party or any condition to the obligations of the Parties.

(b) Following the Closing, Buyer will, and will cause the Surviving Corporation to, give the Representative reasonable access during the Surviving Corporation's regular business hours upon reasonable advance notice and under reasonable circumstances to books, records and personnel of the Surviving Corporation in order to permit them to take any action contemplated to be taken by them hereunder or as otherwise may be necessary to exercise any of their rights or obligations hereunder, including in connection with any Actions under Article IX.  Notwithstanding the foregoing, neither Buyer nor any of its Affiliates is under any obligation to disclose to the Company any information the disclosure of which (i) is restricted by applicable Law or any obligations to any third party or (ii) is subject to attorney-client privilege.

(c) Without limiting the generality or effect of Section 6.2(a), the Company and Buyer will each nominate a representative to act as the primary contact persons with respect to all matters relating to the Pre-Closing Integration (the "Integration Coordinators"). The initial Integration Coordinators will be designated by the Company and Buyer as soon as practicable after the date of this Agreement.  Each of the Company and Buyer will be entitled to replace its Integration Coordinator.

(d) The Company and Buyer will cause the Integration Coordinators to meet on a weekly basis or with such other frequency as they may agree to discuss the status and progress of the Pre-Closing Integration and concerns of the Parties regarding the same.  Nothing in this Section 6.2(d) will require the cooperation of the Company prior to the Closing to the extent it would interfere unreasonably with the business or the other operations of the Company or any of its Subsidiaries or, as determined by the Company based on advice of outside counsel, would reasonably be likely to be a violation of applicable Law.  Buyer will, promptly upon request by the Company, reimburse the Company for any Losses suffered and for all documented and reasonable out-of-pocket costs suffered by the Company or any of its Subsidiaries pursuant to this Section 6.2(d).

6.3 Reasonable Efforts.  Without limiting the generality or effect of any other covenant contained in this Article VI, Buyer and the Company will, and will each cause their respective Subsidiaries to (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all Authorizations of any Governmental Authority required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material Authorizations of third parties that any of Buyer, the Company or their respective Affiliates are required to obtain in order to consummate the Transactions, and (c) use commercially reasonable efforts take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of Article VII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.  Notwithstanding the foregoing, in no event will Buyer or the Company or any of its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any Authorizations required in order to consummate the Merger pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party; provided, however, that Buyer will bear the legal and other expenses incurred by it in connection with using commercially reasonable efforts to obtaining the Authorizations required to satisfy the condition set forth in Section 7.1(c) and, if requested by any Governmental Authority as a condition to its granting the Authorization required to satisfy the condition set forth in Section 7.1(c), Buyer will agree to the matters set forth in Section 6.3 of the Company Disclosure Letter, and any other reasonable requests of the Governmental Authority as would not materially and  adversely affect the economic benefits that Buyer reasonably expects to realize from the Transactions.

6.4 Antitrust Approvals.

(a) Each of Buyer and the Company will (i) make or cause to be made all filings required of it or its Affiliates under the Antitrust Laws with respect to the Transactions as promptly as practicable and, in any event, within five Business Days from the date of this Agreement, (ii) comply at the earliest practicable date with any request under the Antitrust Laws for additional information, documents or other materials received by it or its Affiliates from any Governmental Authority in respect of such filings or the Transactions, and (iii) cooperate with the other in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Authority under any Antitrust Law with respect to any such filing or the Transactions.  Each of Buyer and the Company will use its commercially reasonable efforts to furnish to the other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions and promptly inform the other of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or the Transactions.  No Party will independently participate in any scheduled meeting or teleconference with any Governmental Authority in respect of any such filing, investigation or other inquiry without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate in such meeting.

(b) Without limiting the generality or effect of Section 6.2(a) or 6.3, each of Buyer and the Company will use its respective commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Transactions under any Antitrust Law and take such action as may be required to cause the expiration of the waiting periods under the Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement.  In connection therewith, if any Action is instituted (or threatened to be instituted) challenging the Transactions (or any portion thereof) as in violation of any Antitrust Law, each of Buyer and the Company will cooperate and use its commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Governmental Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions unless Buyer and the Company mutually agree that litigation is not in their respective best interests.  In connection with and without limiting the foregoing, each of Buyer and the Company will take promptly any and all commercially reasonable steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority, so as to enable the Parties to close the Transactions as promptly as possible.

(c) Buyer will be solely responsible for and pay all filing fees payable to Governmental Authorities under any Antitrust Law.

6.5 Indemnification and Insurance.

(a) For a period of six years from the Effective Time, Buyer will cause each Surviving Corporation to maintain in effect, directors' and officers' liability insurance covering those Persons who are currently covered by the Company's or any of its Subsidiaries' directors' and officers' liability insurance policies on terms not materially less favorable than the terms of such current insurance coverage; provided, however, that if any claim is asserted or made within such six-year period, such insurance will be continued in respect of such claim until the final disposition thereof.

(b) The provisions of this Section 6.5 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each indemnified Person hereunder and its successors and representatives.  The rights of the indemnified Persons under this Section 6.5 will be in addition to any rights such Persons may have under the organizational or indemnification documents of Buyer, the Company or any of their Subsidiaries, by contract or by Law and Buyer will not amend or fail to perform thereunder and will keep each of such rights and documents in effect for a period of six years after the Effective Time, in each case other than any such amendments or other changes that are not adverse to any such indemnified Person.

(c) The obligations under this Section 6.5 will not be terminated or modified by Buyer or the Surviving Corporation in a manner as to adversely affect any indemnified Person to whom this Section 6.5 applies without the consent of the affected indemnified Person.  In the event that either Buyer or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Persons or (ii) transfers 50% or more of its properties or assets to any Person, then and in each case, proper provision will be made so that the applicable successors and assigns or transferees assume the obligations set forth in this Section 6.5.

6.6 Escrow Agreement.  At or prior to the Closing, Buyer, the Escrow Agent and an authorized representative of the Representative will execute and deliver the Escrow Agreement.

6.7 Employment Matters.  Prior to and after the Closing, as applicable, Buyer and the Company will take the actions specified in Section 6.7 of the Company Disclosure Letter.

6.8 Public Announcements.  The initial press release announcing this Agreement will be in substantially the form previously agreed to by representatives of the Parties.  Thereafter, no Party will issue any press release or otherwise make any similar public announcement with respect to the Transactions, without the prior written consent of Buyer (without joinder by Merger Sub) and the Company; provided, however, that any Party may make any public disclosure it believes in good faith is required by Law or legal process, in which case it will, if reasonably practicable in the circumstances, use its commercially reasonable efforts to consult with the other Party with respect to the timing and content thereof.

6.9 Termination of Certain Arrangements.  Effective immediately prior to the Closing, the Company will take such action as is required to cause the Contracts set forth in Section 6.9 of the Company Disclosure Letter to be terminated.

6.10 No Solicitation; Exclusivity.  From the date of this Agreement until the Closing Date, the Company will not, and will direct its Affiliates, directors, officers, agents and other representatives acting on behalf or at the direction of the Company not to, deliberately initiate any contact with, solicit, encourage or enter into or continue any discussions, negotiations, understandings or agreements with any third party with respect to or in connection with, or furnish or disclose any non-public information regarding the Company or any of its Subsidiaries to any third party in connection with, any merger, consolidation, share exchange, recapitalization or other business combination or sale transaction involving the Company or any of its Subsidiaries, in each case other than the Transactions.  Any action taken, whether directly or indirectly by the Representative or any Company Interest Holder or their respective officers, directors (or the equivalent thereof) or, employees or their respective agents or representatives with their Knowledge, that would be a breach of this Section 6.10 if taken by the Company, will be deemed to be a breach of this Agreement for purposes of this Agreement.

6.11 Disclosure Letters.  The Company and  Buyer may, at their option on or before the date of this Agreement, include in the Company Disclosure Letter and Buyer Disclosure Letter (as applicable) items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, will not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  Information disclosed in the Company Disclosure Letter or the Buyer Disclosure Letter will qualify any representation, warranty, covenant or agreement herein to the extent that the relevance or applicability of the information disclosed to the representation, warranty, covenant or agreement is reasonably apparent on its face, notwithstanding the absence of a reference or cross-reference to such representation, warranty, covenant or agreement on any such Company Disclosure Letter or Buyer Disclosure Letter or the absence of a reference or cross-reference to such Company Disclosure Letter or Buyer Disclosure Letter in such representation, warranty, covenant or agreement.  Descriptions of terms or documents summarized in the Company Disclosure Letter or the Buyer Disclosure Letter will be qualified in their entirety by the documents themselves.

6.12 Notice of Certain Events.  From the date of this Agreement until the Closing Date, each Party will, subject to applicable Law, promptly notify the other Party if it has Knowledge of:

(a) any material notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b) any written notice or other written communication from any Governmental Authority in connection with the Transactions;

(c) the occurrence or non-occurrence of any event that is likely to cause any representation or warranty of such Party in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date;

(d) any change or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(e) any written material Action commenced or, to such Party's Knowledge, threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10 of this Agreement; and

(f) any change or fact of which it is aware that will or is reasonably expected to result in any of the conditions set forth in Article VII becoming incapable of being satisfied.

Notwithstanding the foregoing, (i) no delivery of any notice pursuant to this Section 6.12 will (A) have any effect for the purpose of qualifying the representations and warranties of the notifying Party contained herein, or be deemed to cure any misrepresentation or breach of warranty that might otherwise have existed hereunder by reason of the omission of such item from the Company Disclosure Letter or the Buyer Disclosure Letter, as applicable, (B) limit or otherwise affect any of the remedies available to any Party pursuant to this Agreement or the representations, warranties, covenants, agreements or conditions to the obligation of the Parties under this Agreement and (ii) the Parties' respective obligations to give notice under this Section 6.12 and any breach thereof will not be deemed a breach of a covenant for purposes of Article VII  or Article IX unless the failure to give such notice would individually reasonably be expected to either materially delay the consummation of the Transactions or prejudice in a material manner the Party to whom notice was owed pursuant to this Section 6.12.

6.13 Assistance on Financing Matters.  Prior to the Closing, the Company will, and will cause its Subsidiaries to, and will use commercially reasonable efforts to cause its and its Subsidiaries' employees and advisors (including legal, financial and accounting advisors) to, provide to Buyer such cooperation in connection with Buyer's efforts (at Buyer's discretion) to (a) enter into new financing arrangements in connection with the Transactions, (b) extinguish, retire or refinance all or any portion of the Company's Indebtedness effective upon the Closing, or (c) maintain following the Closing all or any portion of the Company's existing Indebtedness, in each case, as may be reasonably requested by Buyer, which cooperation will include, but not be limited to (i) furnishing Buyer or any current or prospective lenders with reasonably requested financial and other reasonably available information regarding the Company and its Subsidiaries, (ii) participating in a reasonable number of meetings, presentations and due diligence sessions with current or prospective lenders, (iii) providing notices to, making any filings with, and using commercially reasonable efforts to obtain any authorizations, waivers, consents and approvals of, any current or prospective lenders; provided, however, that, (A) the Company shall not be required to commit to take any action that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Closing and (B) Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of its Subsidiaries or Affiliates in connection with such cooperation in accordance with the terms hereof (and all expenses related to the actions herein contemplated will be excluded from the calculation of the Book Value).

VII.           CONDITIONS

7.1 Conditions to Obligations of Buyer, Merger Sub and the Company.

   The obligations of Buyer, Merger Sub and the Company to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer (without joinder by Merger Sub) and the Company:

(a) all waiting periods under the HSR Act applicable to the Merger or the Transactions shall have expired or been terminated;

(b) there shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Merger or the Transactions, and no proceeding shall be pending that was commenced by any Governmental Authority for the purpose of obtaining any such Governmental Order; provided, however, that each of Buyer and the Company shall have used reasonable best efforts to prevent the entry of any such Governmental Order or the commencement of any such proceeding and to appeal as promptly as possible any Governmental Order that may be entered; and

(c) the consents set forth on Section 7.1(c) of the Company Disclosure Letter (the "Closing Condition Consents") shall have been obtained and not withdrawn.

7.2 Conditions to Obligations of Buyer and Merger Sub.  The obligations of Buyer and Merger Sub to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Buyer (without joinder by Merger Sub):

(a) the representations and warranties of the Company contained in this Agreement which are qualified as to materiality or Material Adverse Effect shall be true and correct and which are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to another date, which representations and warranties shall be so true and correct at and as of such date; provided, however, that (i) the preamble to the specific numbered representations and warranties in Article III will be disregarded for purpose of determining the time at which representations and warranties speak and (ii) in the event of a breach of a representation or warranty the condition set forth in this Section 7.2(a) shall be deemed satisfied unless the effect of all such breaches taken together would reasonably be expected to result in a Material Adverse Effect on the Company;

(b) the covenants herein to be performed by the Company as of or prior to the Closing shall have been performed in all material respects;

(c) the Company shall have delivered to Buyer a certificate signed by an officer of the Company (and not in such officer's personal capacity), dated the Closing Date, certifying that the conditions specified in Sections 7.2(a) and 7.2(b) have been fulfilled;

(d) the Company shall have delivered to Buyer certificates of good standing of the Company and its U.S. Subsidiaries in their respective jurisdictions of incorporation or organization;

(e) the Company shall have delivered to Buyer the Certificate of Merger together with evidence of the filing thereof with the Secretary of State of Delaware; provided, however, that the Representative will have the right to rescind such filing if the payments required by Section 2.2 have not been made on the Closing Date or the share certificates required by Section 2.3 have not been delivered on the Closing Date, in which case this condition will no longer be satisfied and the Closing shall not have occurred.

(f) a written consent action in the form attached as Exhibit B containing the Company Stockholders Approval and signed by a majority of the holders of Company Common Stock and a majority of the outstanding Company Series A Preferred Shares shall have been obtained;

(g) the Company shall have delivered to Buyer the WLR Acknowledgement Letters;

(h) Representative shall have delivered to Buyer a duly executed counterpart to the Escrow Agreement; and

(i) a Material Adverse Effect on the Company shall not have occurred that is continuing as of the Closing Date.

7.3 Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) the representations and warranties of Buyer contained in this Agreement which are qualified as to materiality or Material Adverse Effect shall be true and correct and which are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to another date, which representations and warranties shall be so true and correct at and as of such date; provided, however, that (i) the preamble to the specific numbered representations and warranties in Article V will be disregarded for purpose of determining the time at which representations and warranties speak and (ii) in the event of a breach of a representation or warranty the condition set forth in this Section 7.3(a) shall be deemed satisfied unless the effect of all such breaches taken together (i) would prevent or materially delay the consummation of the Transactions or the ability of Buyer and Merger Sub to fully perform their respective covenants and obligations under this Agreement or (ii) result in a Material Adverse Effect on Buyer;

(b) the covenants herein to be performed by Buyer and/or Merger Sub as of or prior to the Closing shall have been performed in all material respects;

(c) Buyer shall have delivered to the Company a certificate signed by an officer of Buyer (and not in such officer's personal capacity), dated the Closing Date, certifying that the conditions specified in Sections 7.3(a) and 7.3(b) have been fulfilled;

(d) Buyer shall have made the payments required to be made by it pursuant to Section 2.2;

(e) Buyer shall have delivered to the Company a file-stamped copy of the Buyer Certificate of Designation, as certified by the Department of State of the State of Florida;

(f) Buyer shall have delivered to the Representative the share certificates required to be delivered by it pursuant to Section 2.3;

(g) Buyer and holders of Company Series A Preferred shall have entered into a Registration Rights Agreement in the form attached as Exhibit C; and

(h) Buyer shall have delivered to the Representative a duly executed counterpart of the Escrow Agreement.

VIII.           TERMINATION/EFFECTIVENESS

8.1 Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by mutual consent of Buyer (without joinder of Merger Sub) and the Company;

(b) by either the Company, on the one hand, or Buyer (without joinder of Merger Sub), on the other hand, if the Closing shall not have occurred on or before December 31, 2012 (the "Initial Termination Date"); provided, however, that if on the Initial Termination Date one or more of the conditions to Closing set forth in Sections 7.1(a), 7.1(b) or 7.1(c) shall have not been satisfied or duly waived by Buyer (without joinder by Merger Sub) and the Company, but all other conditions to the Closing have been satisfied (or, in the case of conditions that by their terms are to be satisfied at the Closing, are capable of being satisfied on the Initial Termination Date), then the Initial Termination Date will, at the option of the Company or Buyer, be extended to and include March 31, 2013 (as so extended, if applicable, the "Outside Date"), if the Company or Buyer notifies the other Party in writing on or prior to the Initial Termination Date of its election to so extend the Initial Termination Date; and provided, further, that the right to extend the Initial Termination Date or to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party whose breach of any provision of this Agreement results in or causes the failure of the Transactions to be completed by the Initial Termination Date or the Outside Date;

(c) by either the Company, on the one hand, or Buyer (without joinder of Merger Sub), on the other hand, if the consummation of the Transactions (or any portion thereof) is enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable Governmental Order of a court of competent jurisdiction; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose breach of any provision of this Agreement results in or causes such Governmental Order or the failure of such Governmental Order to be removed;

(d) by Buyer (without joinder of Merger Sub), on the one hand, or the Company, on the other hand, if there is any material breach of any representation, warranty, covenant or agreement on the part of the Company, on the one hand, or Buyer or Merger Sub, on the other hand, set forth in this Agreement, such that the conditions specified in Section 7.2(a) or 7.2(b) (in the case of a termination by Buyer) or Section 7.3(a) or 7.3(b) (in the case of a termination by the Company) would not be satisfied at the Closing and, in either such case, such breach cannot be cured by the Termination Date, or if capable of being cured, is not cured within 30 days after written notice of such breach is given by the applicable Party (or, if earlier, the Termination Date); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party who is then in material breach of any of its obligations under this Agreement so as to prevent the conditions to Closing set forth in Section 7.1, Section 7.2 (if the breaching Party is the Company or the Representative) or 7.3 (if the breaching Party is Buyer or Merger Sub) from being satisfied;

(e) by the Company, if Buyer shall publish a press release or file or become obligated to file a report with the SEC to the effect that its audit committee has commenced an investigation into any accounting matter, its independent auditor has resigned other than for reasons unrelated to financial reporting or disclosure or any prior financial statements or reports filed with the Securities and Exchange Commission may no longer be relied upon or Buyer or any of its Affiliates (other than shareholders who are officers or directors of Buyer or who do not have Board representation rights or any other material contractual relationship with Buyer or any of its Subsidiaries including any director or executive officer) shall be named as a party to any criminal proceeding or become the target of any grand jury or other investigation of possible criminal misconduct, in each case relating to the business of Buyer; or

(f) by Buyer, by giving prior written notice to the Company within 12 hours after the execution and delivery of this Agreement by all Parties (the "Consent Deadline"), if both (i) a written consent action in the form of Exhibit B, signed by holders of a majority of the outstanding Company Common Shares and a majority of the outstanding Company Series A Preferred Shares and (ii) the WLR Acknowledgement Letters shall not have been delivered to Buyer before the Consent Deadline.

8.2 Effect of Termination.

(a) In the event of the termination of this Agreement in accordance with Section 8.1, except as provided in this Section 8.2, this Agreement will forthwith become void and have no effect, and no Party, or any of their respective Subsidiaries or Affiliates or any of the officers or directors of any of the foregoing, will have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions, except that (i) the Confidentiality Agreement will survive any termination of this Agreement and (ii):

(A) the Company will not be relieved or released from liability for damages of any kind, including consequential damages and any other damages (whether or not communicated or contemplated at the time of execution of this Agreement) and including as damages the value lost by Buyer based on the consideration that would otherwise have been paid, and the benefits that would have accrued, in each case arising solely out of any (i) knowing material breach of any of the Company's or the Representative's representations and warranties in this Agreement, (ii) knowing breach of Annex 4 of any of the WLR Acknowledgement Letters, or (iii) deliberate material breach of any covenant of this Agreement by the Company or the Representative; provided, however, in no event will (y) the Company be liable for any damages hereunder in excess of $50 million in the aggregate less amounts paid by the Company pursuant to Section 12.13 or (z) any officer, director or Company Interest Holder or the Representative have any liability to Buyer, Merger Sub or any of their respective Affiliates; and

(B) Buyer will not be relieved or released from liability for damages of any kind, including consequential damages and any other damages (whether or not communicated or contemplated at the time of execution of this Agreement) and including as damages the value lost by the Company Interest Holders based on the consideration that would otherwise have been paid, and the benefits that would have accrued, in each case arising solely out of any (i) knowing material breach of any of Buyer's representations and warranties in this Agreement or (ii) deliberate material breach of any covenant of this Agreement by Buyer; provided, however, in no event will (y) Buyer be liable for any damages hereunder in excess of $50 million in the aggregate or (z) any officer or director of Buyer have any liability to the Company, the Representative, any Company Interest Holder or any of their respective Affiliates.

(b) For purposes of this Section 8.2, (i) a "knowing" breach of a representation and warranty will be deemed to have occurred only if an executive officer of the Party alleged to have breached had actual knowledge of such breach as of the date of this Agreement (without any independent duty of investigation or verification other than an actual reading of the representations and warranties as they appear in this Agreement by such Party's chief executive officer and chief operating officer) and (ii) a "deliberate" breach of any covenant will be deemed to have occurred only if an executive officer of the Party alleged to have breached took or failed to take action with actual knowledge that there was a substantial likelihood that the action so taken or omitted to be taken constituted a breach of such covenant.  For purposes of this Section 8.2(b), an "executive officer" will have the meaning given to the term "officer" in Rule 16a-1(f) under the Exchange Act.

IX.           INDEMNIFICATION

9.1 Indemnification by the Company Indemnitors.

(a) From and after the Closing, on the terms and subject to the conditions of this Article IX, the Company Indemnitors will, on a several and not joint basis (with several liability allocated in accordance with their pro rata share of the Merger Consideration) defend, indemnify and hold harmless Buyer (including on behalf of the other Buyer Indemnitees) and its Affiliates, officers, directors, managers, stockholders, employees and assigns (collectively, the "Buyer Indemnitees") from and against, and pay or reimburse the Buyer Indemnitees for, any and all losses or damages, including reasonable out-of-pocket expenses, court costs, reasonable expert witness fees and reasonable attorneys' fees (collectively, "Losses"), resulting from or arising out of:

(i) any breach of a Specified Rep of the Company;

(ii) any breach of a representation and warranty set forth in Article III that is not a Specified Rep;

(iii) any breach by the Company of any of the covenants contained in Section 6.1(b);

(iv) any claim made by any Person who was a shareholder or holder of other equity rights or equity-linked rights of the Company at any time prior to the Effective Time, including any holder of Dissenting Shares, in each case, relating to such Person's status as a shareholder or holder of other equity right or equity-linked right of the Company;

(v) Pre-Closing Taxes; or

(vi) 75% of the Retained Liabilities.

Notwithstanding the foregoing, the Company Indemnitors will not be required to indemnify the Buyer Indemnitees (A) with respect to any individual matter that is a Retained Liability indemnified pursuant to Section 9.1(a)(vi), unless the aggregate amount of Losses with respect thereto exceeds $5,000, (B) with respect to any individual matter described in Section 9.1(a)(i), Section 9.1(a)(ii) or Section 9.1(a)(iv) unless the aggregate amount of Losses with respect thereto exceeds $50,000, provided that multiple matters involving the same underlying facts, similar underlying facts and the same borrower, mortgage or Servicing Contract or identical servicing process or accounting process errors made by the Company or any of its Subsidiaries repeatedly for a period will be aggregated and considered a single individual matter for the purposes of this Section 9.1(a), (C) with respect to matters described in Section 9.1(a)(i) and Section 9.1(a)(ii) unless, and then only to the extent that, the aggregate amount of all Losses thereunder exceeds $7.5 million, and (C) for any Losses indemnified collectively pursuant to Section 9.1(a)(ii), Section 9.1(a)(iii), Section 9.1(a)(iv), Section 9.1(a)(v), and Section 9.1(a)(vi) in excess of the Escrow Fund in the aggregate, and (D) for any Losses indemnified collectively pursuant to Section 9.1(a)(i), Section 9.1(a)(ii), Section 9.1(a)(iii), Section 9.1(a)(iv), Section 9.1(a)(v) and Section 9.1(a)(vi), together with an amount for which the Company Interest Holders, collectively, are liable under the Acknowledgements, in excess of an amount equal to the Merger Consideration (in the aggregate).  The limitations contained in this Section 9.1(a) and elsewhere in this Article IX will not apply in the case of Specified Fraud.

(b) All Losses relating to claims for indemnification pursuant to Section 9.1(a) (except for Section 9.1(a)(i), which will first be satisfied out of the Escrow Funds) will be satisfied solely out of the Escrow Funds.  Subject to the limitations set forth in this Article IX, any additional Losses indemnified pursuant to Section 9.1(a)(i) will then be satisfied by the Company Indemnitors.

(c) Notwithstanding any other provision hereof, in no event will any Buyer Indemnitee make any claim for indemnification under Section 9.1 after the date of expiration of the applicable survival period set forth in this Section 9.1(c).  The representations and warranties of the Company (other than the Specified Reps) contained herein and the covenants of the Company contained in Section 6.1(b) will survive until the first anniversary of the Closing Date.  The covenants of the Company herein, except for the covenants in Section 6.1(b), will not survive the Closing.  Specified Reps of the Company will survive until sixty days after the expiration of the applicable statute of limitations.  For the avoidance of doubt, claims for indemnification asserted prior to the end of the applicable survival period will survive until the final resolution thereof.

(d) Notwithstanding any other provision hereof, in the event that any Losses may reasonably be expected to be indemnifiable hereunder pursuant to Section 9.1(a)(vi), on the one hand, and also pursuant to Section 9.1(a)(i), Section 9.1(a)(ii), Section 9.1(a)(iii), Section 9.1(a)(iv) or Section 9.1(a)(v), on the other hand, such Losses will be deemed to be indemnifiable solely pursuant to Section 9.1(a)(vi), and in no event will any Buyer Indemnitee make claim for indemnification for any such Losses under Section 9.1(a)(i), Section 9.1(a)(ii), Section 9.1(a)(iii), Section 9.1(a)(iv) or Section 9.1(a)(v).

9.2 Indemnification by Buyer.

(a) From and after the Closing, on the terms and subject to the conditions of this Article IX, Buyer will defend, indemnify and hold harmless the Company Interest Holders and the Representative (including on behalf of the other Company Indemnitees) and their respective Affiliates, officers, directors, managers, members, direct or indirect shareholders, employees, heirs and assigns (collectively, the "Company Indemnitees") from and against any and all Losses resulting from or arising out of:

(i) any breach of a Specified Rep of Buyer;

(ii) any breach of a representation and warranty set forth in Article IV that is not a Specified Rep; and

(iii) any breach by Buyer of any of the covenants contained in Section 6.1(d).

(b) Notwithstanding any other provision hereof, in no event will any Company Indemnitee make any claim for indemnification under Section 9.2 after the date of expiration of the applicable survival period set forth in this Section 9.2(b).  The representations and warranties of Buyer contained herein (other than the Specified Reps) and the covenants of Buyer contained in Section 6.1(d) will survive until the first anniversary of the Closing Date.  The covenants of Buyer herein, except the covenants contained in Section 6.1(d), will not survive the Closing.  Specified Reps of Buyer will survive until 60 days after the expiration of the applicable statute of limitations.  For the avoidance of doubt, claims for indemnification asserted prior to the end of the applicable survival period will survive until the final resolution thereof.

9.3 Indemnification Procedures.

(a) Notice and Opportunity to Defend Claims.  If an event occurs that a Person entitled to indemnification with respect thereto under this Agreement (together with the Representative, an "Indemnified Party") asserts is an indemnifiable event pursuant to Section 9.1 or 9.2, the Indemnified Party seeking indemnification will notify the Representative (in the case of a claim by a Buyer Indemnitee) or Buyer (in the case of a claim by a Company Indemnitee) (in either such case, the "Indemnifying Party") promptly, but no later than 30 days, after such Indemnified Party receives written notice, in the case of a third-party claim, or otherwise becomes aware, in the case of a direct claim, of any such claim, event or matter as to which indemnity may be sought; provided, however, that (i) the failure of the Indemnified Party to give notice as provided in this Section 9.3(a) will not relieve any Indemnifying Party of its obligations under Section 9.1 or 9.2, except to the extent that such failure materially prejudices the rights of any such Indemnifying Party and (ii) for the avoidance of doubt, the Representative is referred to herein as an "Indemnifying Party" solely for purposes of receiving notice and controlling the defense and settlement of claims hereunder (and in no circumstances will a Representative or any member thereof, in its, his or her capacity as such a "representative" or member thereof have any obligation to indemnify any Person hereunder).  Any notice of a claim, event or matter as to which indemnity may be sought will include a reasonably detailed description of such claim, event or matter, the basis of the claim for indemnification, copies of material documentation reasonably accessible to or in the possession of the Indemnified Party that the Indemnified Party believes supports such claim for indemnification and a good faith estimate (if capable of then being estimated) of the amount of Losses incurred or which reasonably could be expected to be incurred by the Indemnified Party in connection with such claim.

(b) Retained Liabilities.  In the event of a claim asserted by a third party against a Buyer Indemnitee in an Action that, if adversely resolved, would be  indemnifiable pursuant to Section 9.1(a)(vi) taking into account Sections 9.5 and 9.6 (a "Retained Liability Claim"), such claim will be subject to the additional procedures set forth in Exhibit D.  Reasonable out-of-pocket costs and expenses, including attorneys' fees and costs (“Costs”), incurred by the Representative or Buyer, as the case may be, to the extent relating to a Retained Liability Claim will be paid 75% out of the Escrow Fund and 25% by Buyer.

(c) Third-Party Claims.  In the case of any claim asserted by a third party against an Indemnified Party in an Action (other than any Retained Liability Claims, which are addressed in Exhibit D), the Indemnified Party will give written notice to the Indemnifying Party (or, with respect to a claim for which indemnification is sought pursuant to Section 9.1, the Representative) of the third-party claim in accordance with Section 9.3(a), and the Indemnified Party will permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume (which assumption may be made under a reservation of rights) the defense of any third-party claim or any litigation with a third party resulting therefrom; provided, however, that the Indemnified Party may participate in such defense at such Indemnified Party's expense.  Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, will consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from all liability with respect to such claim or litigation.  If the Indemnifying Party does not assume the defense of any matter as above provided, the Indemnified Party will have the right to defend such matter and to settle such matter; provided, however, that the Indemnified Party may not settle such claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed).  In any event, the Indemnifying Party and the Indemnified Party will reasonably cooperate in the defense of any third-party claim or litigation subject to this Article IX and will each provide the other reasonable access to its records in order to facilitate the defense and settlement of such matter.  In the case of claims for income Taxes, the Indemnified Party shall only be entitled to assume an Action to the extent solely related to an item for which indemnity is sought.

9.4 Exclusive Remedy.  Following the Closing, except in the case of Specified Fraud or where a Party seeks to obtain specific performance or other equitable relief pursuant to Section 12.12, the indemnification provided for in this Article IX will be the sole and exclusive remedy available to any Party against another Party for any claims under or based upon this Agreement or the Transactions.  Neither Buyer nor any other Buyer Indemnitee will be entitled to recovery for indemnification claims under this Article IX directly from the Company Interest Holders or any of their Affiliates, other than as specifically provided in the Acknowledgement Letters.  Without limiting the foregoing, in no event will Buyer or any other Buyer Indemnitee be entitled to offset any amounts owed to it pursuant to this Article IX against any amounts owed by Buyer, any Buyer Indemnitee, the Surviving Corporation or any of their respective Affiliates to any employee or former employee of the Company or any of its Subsidiaries pursuant to any Contract or against the Merger Consideration.

9.5 Additional Limitations on Indemnification.

(a) No Buyer Indemnitee will be entitled to indemnification pursuant to Section 9.1 for any special, punitive or exemplary damages; provided, however, that this Section 9.5(a) will not apply to any claim asserted in an Action by a third party against an Indemnified Party.

(b) Any indemnifiable Loss hereunder will be calculated net of any (i) amounts actually recovered by the Indemnified Party under insurance policies, (ii) actual reduction in cash Taxes otherwise payable by such Indemnified Party arising from the incurrence of payment of any such Losses for the Tax year in which such Losses arise, calculated based on the excess of the Tax liability of such Indemnified Party if the applicable Tax items were not included on its Tax Returns over such Indemnified Party's actual Tax liability for such year, and (iii) amounts actually recovered by the Indemnified Party from third parties pursuant to indemnification or otherwise.  If the Indemnifying Party makes any payment on any claim pursuant to Section 9.1, the Indemnifying Party will be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim.

(c) Notwithstanding anything in this Agreement to the contrary, no Buyer Indemnitee will be indemnified for any Loss to the extent (i) arising or resulting from any change in applicable Law or accounting principles from and after the date of this Agreement, (ii) that Buyer Indemnitees have otherwise been compensated for such Loss pursuant to this Article IX, or (iii) to the extent that reserves exist therefor on the Final Closing Balance Sheet.

(d) In the event the Closing occurs and any Company Interest Holder (either before or after Closing) has made (or is required to make) any payment (including any payment made from the Escrow Fund) to any Buyer Indemnitee in satisfaction of all or some of its indemnification obligation hereunder, in no event will any Company Interest Holder (or any Affiliate thereof) or any Company Indemnitee be entitled to seek indemnification or contribution (or any similar theory) from the Company or its Subsidiaries (including any of officers, directors, employees, agents, shareholders and Affiliates of the Company or its Subsidiaries) in respect of any such payments made (or required to be made) by such Company Interest Holder (or any Affiliate thereof).

(e) Without limiting the generality or effect of the foregoing, in no event will Buyer be entitled to indemnification pursuant to Section 9.1(a)(vi) unless and until the indemnifiable Losses pursuant to such Section 9.1(a)(vi) exceed the aggregate amount of all reserves for Retained Liabilities that are reflected in the Final Closing Date Balance Sheet.  Section 2.4(a) of the Company Disclosure Letter shows the amounts of reserves for Retained Liabilities (which will be aggregated for purposes of this Section 9.4(e)), that are included on the balance sheet included in the Unaudited Financial Statements.

(f) Neither the existence of nor any payment from the Costs Escrow will affect any Company Indemnitee’s rights or obligations hereunder.

9.6 No Double Recovery.  For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, including Exhibit D, “Indemnified Retained Liabilities” (as defined in Exhibit D) will not include, and no Company Indemnitor will have any obligation under Section 9.1 for, any increase in a liability or reserve or decrease in asset to the extent that such change was taken into account in the calculation of the Final Book Value Amount pursuant to Section 2.4.

9.7 Treatment of Indemnity Payments.  Any payment made pursuant to this Article IX will be treated as an adjustment to the Merger Consideration for all Tax purposes, to the extent permitted by applicable Law.

9.8 Release of Escrow Amount.  On the first Business Day following the Survival Date, the Escrow Agent will distribute from the Escrow Fund, by wire transfer of immediately available funds to the accounts specified by the Representative, the aggregate amount by which the amount remaining in the Escrow Fund, not to exceed $75 million plus interest and other earnings thereon, reduced by the sum of the aggregate amount of indemnification claims validly made under this Article IX and then pending ("Pending Claims"), in accordance with the instructions provided by the Representative.  With respect to any Pending Claims, as soon as reasonably practicable following resolution of any such Pending Claims, the amount, if any, of such Pending Claims which has not been paid to a Buyer Indemnitee in connection with such resolution will be distributed from the Escrow Account, by wire transfer of immediately available funds in the same manner as described in the immediately preceding sentence.  Upon prior written request of the Representative, all or any portion of the Costs Escrow will be released by the Escrow Agent without the consent or joinder of Buyer, the Company or any other Person.

X.           REPRESENTATIVE

10.1 Designation and Replacement of the Representative.  The Parties have agreed that it is desirable to designate the entity set forth on Section 10.1 of the Company Disclosure Letter to act on behalf of the Company Interest Holders (the "Representative") for certain limited purposes, as specified herein.  The Representative will consist of the entity set forth on Section 10.1 of the Company Disclosure Letter or its successors appointed as therein specified, and Buyer acknowledges that nothing herein or otherwise will be deemed to preclude any former Company Interest Holders or the Representative from communicating in respect of any matter, including any claim pursuant to Article IX.  The adoption of this Agreement by the stockholders of the Company will constitute ratification and approval of the designation of (a) the Representative and (b) the Representative to act on behalf of the Company Interest Holders.  The Representative may designate one or more individual representatives thereof to act on its behalf for purposes of communicating with Buyer in connection with this Agreement, and Buyer will be permitted to rely on such designees' authority in such communications.

10.2 Authority and Rights of the Representative; Limitations on Liability.  The Representative will have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement.  Without limiting the generality of the foregoing, the Representative will have full power, authority and discretion to:

(a) (i) dispute or refrain from disputing any claim made by any Buyer Indemnitee under this Agreement and comply with Governmental Orders with respect to, any dispute or Loss and (ii) negotiate, compromise and settle, on behalf of any Company Interest Holder, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement;

(b) give and receive notices and communications on behalf of the Company Interest Holders, or to give or agree to, on behalf of the Company Interest Holders, any and all consents, waivers, amendments or modifications, as the Representative determines, in its sole discretion, to be necessary or appropriate under this Agreement;

(c) engage attorneys, accountants and agents at the expense of the Company Interest Holders;

(d) settle any disputes with respect to the calculation and determination of the Final Book Value Amount;

(e) receive and accept service of legal process in connection with any proceeding against the Company Interest Holders arising under this Agreement or any related document;

(f) execute and deliver all agreements, certificates and documents required or deemed appropriate by the Representative in connection with any of the Transactions;

(g) disburse or direct payments (including by delivering any Subsequent Payments Schedule) with respect to any consideration released pursuant to this Agreement for the benefit of any Company Interest Holders.

10.3 Reliance; Limitations on Liability.  By adopting this Agreement (and further by acknowledging and agreeing to its rights and obligations under this Agreement pursuant to its Acknowledgement Letter), each Company Interest Holder hereby agrees that:

(a) in all matters in which action by any Company Interest Holder or the Representative is required or permitted under this Agreement, the Representative is exclusively authorized to act on behalf of any Company Interest Holder, notwithstanding any dispute or disagreement among Company Interest Holders, or between any Company Interest Holder and the Representative, and each of Buyer, the Escrow Agent and the Accounting Firm will be entitled to rely conclusively on any and all instructions or decisions of, or actions taken by, such Representative under this Agreement without any liability or duty of independent investigation;

(b) any decision, act, consent or instruction of the Representative will constitute a decision of all of the Company Interest Holders and will be final, binding and conclusive upon each Company Interest Holder;

(c) the power and authority of the Representative, as described in this Agreement, will continue in force until all rights and obligations of the Company Interest Holders under this Agreement have terminated, expired or been fully performed; and

(d) the Representative will not have by reason of this Agreement or otherwise a fiduciary relationship in respect of any Company Interest Holder, and no Company Interest Holder will have any cause of action against the Representative for, and the Representative will not be liable to any Company Interest Holder for, and the Company Interest Holders will indemnify the Representative for any Losses arising out of, any action taken or not taken, decision made or instruction given by the Representative under this Agreement, except for actual fraud in which the Representative receives a direct financial benefit not proportionately realized by the Company Interest Holders.  Without limiting the foregoing, the Representative will not be liable to any Company Interest Holder for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Company Interest Holder to whom payment was due, but not made, will be to recover from the other Company Interest Holders any payment in excess of the amount to which they are determined to have been entitled pursuant to this Agreement.

XI.           DEFINITIONS AND INTERPRETATION

11.1 Defined Terms.

(a) As used herein, the following terms have the following meanings:

"2012 Long Term Incentive Plan" means the Long Term Equity Incentive Plan, dated July 31, 2012 and adopted by the Board of Directors  of the Company and the stockholders of the Company and the Company's Equity and Performance Incentive Plan, dated July 31, 2012 and adopted by the Board of Directors of the Company and the stockholders of the Company, as applicable.

"Action" means any claim, action, suit, audit, assessment, arbitration, proceeding or investigation by or before any Governmental Authority.

"Affiliate" means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.  For purposes hereof, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"Antitrust Laws" means the HSR Act, the Clayton Antitrust Act of 1914 and any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or creating significant impediments to, or lessening of, competition or creating or strengthening a dominant position through merger or acquisition.

"Authorizations" means permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders, in each case, issued or granted by a Governmental Authority.

"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

"Buyer Certificate of Designation" means the Certificate of Designation, Preferences and Rights of the Buyer Series A Preferred in the form attached hereto as Exhibit E.

"Buyer Common Stock" means the common stock of Buyer.

"Buyer Disclosure Letter" means the final disclosure letter delivered by Buyer on or before the date of this Agreement corresponding to certain Sections herein containing the information required to be disclosed pursuant to, and certain exceptions to, the representations, warranties and covenants in such Articles and Sections.

"Buyer Series A Preferred" means the Series A convertible preferred stock of Buyer having the terms set forth in the Buyer Certificate of Designation.

"Code" means the Internal Revenue Code of 1986.

"Company Common Stock" means the common stock, par value $0.0001 per share, of the Company.

"Company Disclosure Letter" means the final disclosure letter delivered by the Company on or before the date of this Agreement corresponding to certain Sections herein containing the information required to be disclosed pursuant to, and certain exceptions to, the representations, warranties and covenants in such Articles and Sections.

"Company Indemnitors" means the holders of Company Common Shares and Company Series A Preferred Shares.

"Company Interest Holders" means the holders of issued and outstanding Company Common Shares and Company Series A Preferred, in each case immediately prior to the Closing.

"Company Series A Preferred" means the Series A preferred stock, par value $0.0001 per share, of the Company.

"Company Professional Advisors" means Jones Day.

"Contracts" means any written or oral contracts, agreements, commitments, loan agreements, credit agreements, subcontracts, leases, mortgages and purchase orders, including all amendments, modifications, schedules, annexes and exhibits thereto.

“Costs Escrow” means the sum of $10 million paid to the Escrow Agent at  Closing to be held in escrow pursuant to the Escrow Agreement plus any interest accrued and other earnings thereon, from which any and all Costs incurred by the Representative in connection with this Agreement or the transactions contemplated hereby may be funded.  For the avoidance of doubt, the Representative may obtain the release of funds from the Costs Escrow and such interest or earnings or any portion thereof at any time or from time to time.

"Dissenting Shares" means Company Common Shares and Company Series A Preferred held by Persons who have objected to the Merger and complied with the provisions of the DGCL concerning the rights of holders of Company capital stock to dissent from the Merger and require appraisal of their shares.

"Employee Plans" means any material written employment, consulting, severance or other similar Contract, arrangement or policy and each plan, arrangement, program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries may incur any material liability.

"Environment" means soil, surface water, ground waters, land stream sediments, surface or subsurface strata, ambient air, and any environmental medium.

"Environmental Laws" means all federal, state and local statutes, regulations, and ordinances concerning the protection of the environment and/or governing the discharge of pollutants or the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

"Environmental Permit" means any permit, registration, certificate, certification, license, authorization, consent or approval of any Governmental Authority required or issued under Environmental Laws.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"Escrow Agent" means JPMorgan Chase Bank, N.A..

"Escrow Agreement" means the escrow agreement to be entered into by and among Buyer, the Escrow Agent and a duly authorized representative of the Representative as of the Closing in a customary form agreed to by the Parties.

"Escrow Fund" means, at any given time after the Closing, the remaining portion of $75 million paid to the Escrow Agent at the Closing Date and held in escrow in accordance with the Escrow Agreement, plus remaining amounts of interest and other investment returns actually earned.

"Exchange Act" means the Securities Exchange Act of 1934.

"GAAP" means United States generally accepted accounting principles, consistently applied.

"Governmental Authority" means (i) any federal, state, local, municipal, foreign or other government (including any political or other subdivision or judicial, legislative, executive, regulatory or administrative entity, branch, agency, department, board, bureau, commission, authority or other body of any of the foregoing), (ii) any governmental, quasi governmental entity of any nature (including any governmental agency, branch, department, official, registrar or entity and any court or other tribunal), whether foreign or domestic, (iii) any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, whether foreign or domestic or (iv) any of the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Federal Housing Administration, the Government National Mortgage Association and Federal Home Loan Banks.

"Governmental Order" means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

"Hazardous Substances" means, without regard to amount or concentration, (a) any element, compound, gas or chemical that is defined, listed or otherwise classified as a toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous material, hazardous waste, medical waste, biohazardous or infectious waste, or special waste under applicable Law; (b) petroleum, petroleum-based or petroleum-derived products; and (c) any substance containing polychlorinated biphenyls, asbestos, lead, urea formaldehyde or radon gas.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

"Indebtedness" of any Person means, without duplication (whether contingently or otherwise) (i) indebtedness for borrowed money, whether secured or unsecured, or indebtedness issued or, without duplication, incurred in substitution or exchange for indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such date, or any liabilities in respect of mandatorily redeemed or purchasable capital stock or equity interests or securities convertible into capital stock or equity interests, (iii) payment obligations in respect of any financial hedging arrangements or similar agreements (other than any obligation in respect of a breach under any such arrangement or agreement), (iv) required lease payments under leases that have been recorded as capital leases in accordance with GAAP, (v) any payment obligations under conditional sale or other title retention agreement relating to property purchased by such Person (other than any obligation in respect of a breach under any such agreement), (vi) subject to the proviso below, obligations under any performance bond or letter of credit, (vii) all guarantees with respect to any Party other than such Person or any of its Subsidiaries in respect of clauses (i) through (vi), and (viii) any fees, premiums, "breakage" costs or similar payments (in the case of repayment, prepayments, termination or otherwise) or any accrued and unpaid interest with respect to any of the foregoing; provided, that for the avoidance of doubt, "Indebtedness" will not include any (A) liabilities arising under, or pursuant to, securitization trusts, (B) obligations under operating leases, (C) deferred purchase price obligations, (D) undrawn unsecured performance bonds or letters of credit, and (E) any Indebtedness that would not be required to be reflected on a consolidated balance sheet of such Person and its Subsidiaries prepared in accordance with GAAP, consistently applied.

"Intellectual Property" means all right, title and interest in and to (i) inventions, whether or not patentable, patents, patent applications, divisionals, continuations, continuations-in-part, renewals, extensions, and reexaminations, (ii) trademarks, service marks, trade names, business names, logos, designs, slogans, trade dress, and all other indicia of source or sponsorship of goods or services, in any and all forms, all registrations and applications for registration relating thereto, and all goodwill associated with any of the foregoing, (iii) original works of authorship, whether in published or unpublished form, registered or unregistered, all copyrights and applications for registration of copyright therefor, and all moral rights associated therewith, (iv) internet domain names, URLs and social media identifiers, including all registrations therefor and all goodwill associated therewith, (v) trade secrets, know-how and other proprietary information and proprietary rights, (vi) computer software and programs (including all source code, object code, firmware, and programming tools), applications, and machine readable databases and compilations (including all data therein), and (vii) licenses with respect to any of the foregoing, in the case of each of the foregoing clauses that is material to the operation of the business of the Company and its Subsidiaries, taken as a whole, as conducted on the date of this Agreement, or, if applicable, that is material to the operation of the business of the applicable third party.

"Knowledge" of any Person means the actual knowledge after reasonable inquiry of, in the case of the Company, the individuals set forth on Section 11.1(a)(iv) of the Company Disclosure Letter, in the case of Buyer, the individuals set forth on Section 11.1(a)(i) of the Buyer Disclosure Letter and in the case of all other Persons, such Person's executive officers.

"Law" means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

"Leased Real Property" means all real property leased by the Company or any of its Subsidiaries.

"Lien" means any lien, mortgage, deed of trust, pledge, hypothecation, encumbrance or security interest.

"Material Adverse Effect" means, with respect to any Person or Persons, a material adverse effect on the business, results of operations or financial condition of such Person or Persons and its or their Subsidiaries, taken as a whole; provided, however, that in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a "Material Adverse Effect" on or in respect of any Person: (i) any change in applicable Laws or GAAP or any interpretation thereof; (ii) any change in interest rates or economic, political, business or financial market conditions generally; (iii) any change generally affecting any of the industries in which such Person or Persons or its or their Subsidiaries operates or the economy as a whole; (iv) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement; (v) the execution and delivery of this Agreement (other than Section 6.1(a)), compliance with the terms of this Agreement, the taking of any action required or contemplated by this Agreement (other than Section 6.1(a)) or any costs or expenses incurred in connection therewith; (vi) any natural disaster or acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions; or (vii) any failure of such Person or Persons to meet any projections or forecasts (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); provided, however, that any change, development, circumstance, effect, event or fact referred to in clauses (i), (ii), (iii) and (vi) may be taken into account in determining whether or not there has been a "Material Adverse Effect" to the extent such change, development, circumstance, effect, event or fact has a disproportionate adverse effect on such Person, as compared to other participants in such Person's and its Subsidiaries' industries (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been or may be "Material Adverse Effect").

"Multiemployer Plan" means any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, which the Company or any of its Subsidiaries contributes to, or has an obligation to contribute to, which covers any current or former employee of the Company or any of its Subsidiaries.

"Owned Real Property" means all real property owned by the Company or any of its Subsidiaries.

“Party” means the parties to this Agreement as set forth in the Preamble hereof.

"Pension Plan" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a multiemployer plan) which the Company or any of its Subsidiaries sponsors, maintains, administers, contributes to, or is obligated to contribute to, which covers any current or former employee of the Company or any of its Subsidiaries.

"Permitted Liens" means, as to a Person, any (i) mechanics, materialmen's and similar Liens with respect to any amounts not yet due and payable, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate Actions, (iii) Liens securing rental payments under capital lease agreements, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be revealed by a survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (v) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (vi) with respect to the Company, Liens described on Section 11.1(a)(v) of the Company Disclosure Letter, and (vii) with respect to Buyer, Liens described on Section 11.1(a)(ii) of the Buyer Disclosure Letter.

"Person" means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

"Pre-Closing Taxes" means all income Taxes of the Company and each of its Subsidiaries (i) incurred or accrued during any Tax period made prior to the Closing Date, and (ii) measured by income or profits incurred or accrued in a Straddle Period calculated as if such Straddle Period ended on the Closing Date.

"Release" means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the Environment.

"Retained Liabilities" means the liabilities set forth on Exhibit D.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933.

"Serviced Loan" means any residential mortgage loan, chattel loan or other loan for which the Company or any Subsidiary is the holder of the Servicing Rights.

"Servicing Agreement" means any Contract pursuant to which the Company or any Subsidiary is obligated to a third party to administer, collect and remit payments of principal and interest, to collect and forward payments of Taxes and insurance, to administer escrow accounts, and to foreclose, repossess or liquidate collateral after default, or serve as a subservicer, for any Serviced Loan.

"Servicing Rights" means, with respect to any residential mortgage loan, chattel loan or other loan, the right and obligation to administer, collect and remit payments of principal and interest, to collect and forward payments of Taxes and insurance, to administer escrow accounts, to provide other services required with regard to such residential mortgage loan, chattel loan or other loan, and to receive the contractually provided compensation for such services and to exercise any rights as a servicer or subservicer pursuant to any Servicing Agreement.

"Specified Fraud" means actual fraud committed by any employee, officer, director or member of the Representative that is related to the Transactions or the results of operations or financial condition of the Company or any of its Subsidiaries.

"Specified Rep" means, with respect to the Company, the representations and warranties in Sections 3.1, 3.3, 3.4(a) and 3.6 of Article III and all of Article IV and, with respect to Buyer, the representations and warranties in Sections 5.1, 5.2, 5.3(a) and 5.5 of Article V.

"Straddle Period" means a Tax period that begins before, and ends after, the Closing Date.

"Subsidiary" means, with respect to a Person, a corporation or other entity of which 50% or more of the voting power of the equity interests is owned, directly or indirectly, by such Person but does not include any Subsidiary that is not a “Significant Subsidiary” as defined in Section 1-02(w) Regulation S-X under the Exchange Act.

"Survival Date" means the date that is the 21 months after the Closing Date.

"Tax Returns" means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to or which is the basis for determining the amount of Taxes owed by the Company or any of its Subsidiaries, any required information returns and any amendments or supplements of any of the foregoing or other filings with any Governmental Authority related to Taxes.

"Taxes" means (i) all federal, state, local, foreign income, sales or real property taxes (including withholding taxes) and other similar governmental charges, together with any interest and any penalties, additions or additional amounts with respect thereto, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person, other than any such agreements that are pursuant to customary commercial contracts not primarily related to Taxes.

"Termination Date" shall mean the Initial Termination or, if the Initial Termination Date is extended pursuant to Section 8.1(b), the Outside Date.

"U.S. Subsidiaries" means the Subsidiaries incorporated or formed under the laws of the United States.

"WLR Acknowledgement Letters" means the Acknowledgement Letters executed by the Persons listed in Section 11.1(a)(vii) of the Company Disclosure Letter.

(b) The following terms have the meaning specified in the indicated Sections:

Term	Section
Accounting Firm	2.4(d)
Acknowledgement Letter	2.5
Agreement	Preamble
Applicable Accounting Practices	2.4(a)
Audited Company Financial Statements	3.7(a)
Bankruptcy Exception	3.3
Base Cash Payment	1.7(a)
Book Value	2.4(a)
Buyer	Preamble
Buyer Financial Statements	5.6(b)
Buyer Indemnitees	9.1(a)
Buyer SEC Filings	5.6(a)
Buyer Stock Option	5.5(a)
Buyer Subsidiaries	5.3
Certificate of Merger	1.3
Certificates	2.5
Closing	1.2
Closing Cash Payment	2.1(b)(ii)
Closing Condition Consents	7.1(c)
Closing Date	1.2
Closing Date Balance Sheet	2.4(b)
Closing Schedule	2.1(b)(ii)
Common Stock Merger Consideration	1.7(a)
Company	Preamble
Company Common Shares	1.7(a)
Company Financial Statements	3.7(a)
Company Indemnitees	9.2(a)
Company Series A Preferred Shares	1.7(a)
Company Stockholders Approval	3.3
Confidentiality Agreement	12.8
Consent Deadline	8.1(f)
Costs	9.6(b)
DGCL	Recitals
Effective Time	1.3
Estimated Book Value Amount	2.1(a)(i)
Estimated Closing Date Balance Sheet	2.1(a)(i)
Estimated Closing Statement	2.1(b)
Final Book Value Amount	2.4(e)
Final Closing Date Balance Sheet	2.4(e)
ICE	3.15(c)

Indemnified Party	9.3(a)
Indemnifying Party	9.3(a)
Initial Termination Date	8.1(b)
Insurance Policies	3.17
Integration Coordinators	6.2(c)
IP Agreement	3.13(a)(x)
Losses	9.1(a)
Material Contract	3.13(a)
Merger	1.1(a)
Merger Consideration	1.7(a)
Merger Sub	Preamble
Outside Date	8.1(b)
Pending Claims	9.8
Pre-Closing Integration	6.2(a)
Preferred Contribution	1.7(a)
Preferred Stock Merger Consideration	1.7(a)
Proposed Final Book Value Amount	2.4(b)
Representative	10.1
Retained Liability Claim	9.3(b)
Specified Items	2.4(d)
Surviving Corporation	1.1(a)
Transactions	Recitals
Unaudited Company Financial Statements	3.7(a)
UPB	3.13(a)(v)

11.2 Construction.  Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement, (d) when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement, (e) the word "including," "include" or "includes" means "including, without limitation," and (f) the word "or" will be disjunctive but not exclusive.  The word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase will not mean simply "if."  The term "made available" and words of similar import means, with respect to the Company, that the relevant documents, instruments or materials were posted and made available to Buyer on the due diligence data site made available to Buyer's Representatives furnished in writing by a representative of the Company to a representative of Buyer, and with respect to Buyer, that the relevant documents, instruments or materials were posted and made available to the Company on such due diligence data site furnished in writing by a representative of Buyer to a representative of the Company.  References to agreements and other documents will be deemed to include all subsequent amendments and other modifications thereto.  References to statutes will include all regulations promulgated thereunder, and references to statutes or regulations will be construed to include all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.  The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction will be applied against any Party.  Whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified.  All accounting terms used herein and not expressly defined herein will have the meanings given to them under GAAP.  All terms defined in this Agreement will have the defined terms when used in certificates or other documents made or delivered pursuant hereto unless otherwise defined therein.

XII.           MISCELLANEOUS

12.1 Waiver.  Any Party may by action taken by its Board of Directors (if applicable), or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement in writing executed by Buyer (without the joinder of Merger Sub) and the Company (or, if after the Closing, by the Representative) in the same manner as this Agreement.

12.2 Notices.  All notices and other communications among the Parties will be in writing and will be deemed to have been duly given (a) when delivered in person, (b) five days after posting in the United States mail having been sent registered or certified mail return receipt requested, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by fax or email and promptly confirmed by delivery in person or by post or overnight courier as aforesaid in each case, with postage prepaid, addressed as follows:

(a) If to Buyer or Merger Sub, or, after the Closing, the Surviving Corporation to:

Ocwen Financial Corporation
P.O. Box 24737
West Palm Beach, FL  33416
Attention:  Paul A. Koches, Executive Vice President/General Counsel
Fax: (561) 682-8177
Email: Paul.Koches@ocwen.com

with copies to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York  10022
Attention:   James Moriarty
                    Russell Pinilis
Fax:             (212) 715-8000
Email:          jmoriarty@kramerlevin.com
rpinilis@kramerlevin.com

(b) If to the Representative or, prior to the Closing, the Company, to:

WL Ross & Co. LLC
1166 Avenue of the Americas, 25th Floor
New York, NY  10036
Attention: Josh Seegopaul
                  Benjamin Gruder
                  Michael J. Gibbons
Fax:           212.278.9611
                  212.278.9645
Email:       jseegopaul@wlross.com
                 ben_gruder@invesco.com
                 michael.gibbons@wlross.com

with copies to:

Jones Day
222 East 41st Street
New York, NY 10017
Attention:  Robert A. Profusek
           Marilyn W. Sonnie
Fax:             212.755.7306
Email:          raprofusek@jonesday.com
           mwsonnie@jonesday.com

or to such other address or addresses as the Parties may from time to time designate in writing.

12.3 Assignment.  No Party may assign this Agreement or any part hereof without the prior written consent of the other Parties, except that any consent by Buyer will not require the joinder of Merger Sub, provided, however, that (i) Buyer may assign this Agreement to any Subsidiary of Buyer or to any lender to Buyer or any Subsidiary or Affiliate thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the Transactions and any refinancings, extensions, refundings or renewals thereof; provided, further however, that in no event will any such lender (or any Subsidiary or Affiliate thereof) be required or deemed to assume any obligations or liabilities of the Parties.  Any assignment in violation of this Section 12.3 will be void and of no effect.  Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.  In the event that either Buyer or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers 50% or more of its properties or assets to any Person, then and in each case, proper provision will be made so that the applicable successors and assigns or transferees assume the obligations set forth in this Agreement.

12.4 Rights of Third Parties.  Except for the provisions of Sections 1.7, 6.5, 9.2 and 12.14, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.  No Party may assert any claim against any officer, director, direct or indirect stockholder, partner or member of another Party under this Agreement or in connection with the Transactions.

12.5 Expenses.  Except as otherwise provided herein, each Party, other than the Representative, will bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such Transactions are consummated, including all fees of its legal counsel, financial advisers and accountants; provided that the Company Interest Holders will bear all out of pocket fees and expenses of (a) the Representative and (b) the Company and its Subsidiaries incurred and not paid by the Company prior to the Closing, including any amounts due to outside counsel, advisors and accountants, in connection with the negotiation and preparation of this Agreement and the documents ancillary hereto and the performance and consummation of the Transactions.

12.6 Governing Law.  This Agreement will be construed and enforced in accordance with the Laws of the State of Delaware, without regard to the conflict of laws principles that would result in the application of any Law other than the Law of the State of Delaware.

12.7 Captions; Counterparts.  The captions in this Agreement are for convenience only and will not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

12.8 Entire Agreement.  This Agreement (together with the Company Disclosure Letter, the Buyer Disclosure Letter and Exhibits to this Agreement) and the confidentiality letter agreement previously entered into between Buyer and the Company (the "Confidentiality Agreement") constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions, including such confidentiality agreement.  The Parties negotiated this Agreement with the assistance of professional advisors and intend that this Agreement encompass the entire relationship among them.  As such, the Parties hereby confirm that there are no, and hereby expressly waive and disclaim, extra-contractual rights or obligations among them, including arising under theories of implied duties of good faith or fair dealing, actual or constructive fraud (other than in any case of Specified Fraud) or other theories.

12.9 Amendments.  This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by Buyer (without the joinder of Merger Sub) and the Company in the same manner as this Agreement and which makes reference to this Agreement.  The approval of this Agreement by the requisite stockholders of the Company will not restrict the ability of the Board of Directors of the Company to terminate this Agreement in accordance with Section 8.1 or to cause the Company to enter into an amendment to this Agreement pursuant to this Section 12.9 to the extent permitted under the DGCL.

12.10 Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under applicable Law, they will take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, will amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

12.11 Jurisdiction.  Except as set forth in Section 2.4 and Exhibit D, all Actions arising out of or relating to this Agreement will be heard and determined in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware).  The Parties hereby (a) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) for the purpose of any Action (other than any dispute under Section 2.4) arising out of or relating to this Agreement brought by any Party and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that they are not subject personally to the jurisdiction of the above-named courts, that the property is exempt or immune from attachment or execution, that any such Action is brought in an inconvenient forum, that the venue of such Action is improper or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.  Each of the Parties agrees that mailing of process or other papers in connection with any action or proceeding in the manner provided in Section 12.2 or such other manner as may be permitted by Law will be valid and sufficient service of process.

12.12 Enforcement.  Subject to Section 9.1(b), the Parties agree that irreparable damage will occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity.  In the event that any Action is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

12.13 Attorneys Fees.  Prior to Closing and subject to Section 8.2(a), if a Party initiates any Action arising out of or in connection with this Agreement and does not prevail on such Action, the prevailing Party will be entitled to recover from the other all Costs incurred by the prevailing Party in connection therewith.

12.14 Company Professional Advisors.  Each Party hereby acknowledges, on its own behalf and on behalf of its Affiliates, that each of the Company Professional Advisors may advise and represent the Company and their Affiliates in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions, and that, following consummation of the Transactions, each of the Company Professional Advisors may advise and represent the Representative or its Affiliates, if such Persons so request, in connection with any Action or obligation arising out of or relating to this Agreement, the Escrow Agreement or the Transactions, and each Party hereby consents thereto and waives any conflict of interest arising therefrom, and each Party and their respective Boards of Directors (or committees thereof) will cause any Affiliate thereof to consent to and waive any conflict of interest arising from any such representation.  Buyer, for itself, Merger Sub and the Surviving Corporation and for their respective successors and assigns, irrevocably acknowledges and agrees that all communications between the Company and their respective shareholders and the Company Professional Advisors that are legal counsel that were made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of the Company and such shareholders and their legal counsel and would not be subject to disclosure to Buyer, Merger Sub or the Surviving Corporation in connection with any process relating to a dispute arising under or in connection with this Agreement or otherwise, will continue after the Closing to be privileged communications between such Persons and such legal counsel, and none of Buyer, Merger Sub, the Surviving Corporation or any Person acting or purporting to act on behalf of or through Buyer, Merger Sub or the Surviving Corporation will seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer, Merger Sub or the Surviving Corporation.

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IN WITNESS WHEREOF the parties hereto have hereunto caused this Agreement to be duly executed as of the date first above written.

HOMEWARD RESIDENTIAL HOLDINGS, INC.

By:    /s/ David M. Applegate
Name:    David M. Applegate
Title:    President

WL ROSS & CO. LLC

By:    /s/ Josh Seegopaul
Name:    Josh Seegopaul
Title:    Principal

[Merger Agreement Signature Page]

IN WITNESS WHEREOF the parties hereto have hereunto caused this Agreement to be duly executed as of the date first above written.

OCWEN FINANCIAL CORPORATION

By:    /s/ Ronald M. Faris
Name:    Ronald M. Faris
Title:    President & CEO

O&H ACQUISITION CORP.

By:    /s/ Ronald M. Faris
Name:    Ronald M. Faris
Title:   President

[Merger Agreement Signature Page]

Omitted Attachments

Exhibits to Merger Agreement

Exhibit A – Form of Acknowledgment Letter

Exhibit B – Form of Written Consent Action containing Company Stockholders Approval

Exhibit C – Form of Registration Rights Agreement

Exhibit D – Procedures for Retained Liabilities

Exhibit E – Form of Buyer Certificate of Designation

Company Disclosure Letter
Section 2.4	-	Book Value Adjustment

Section 3.2	-	Subsidiaries

Section 3.4	-	No Conflict

Section 3.5	-	Governmental Authorities

Section 3.6	-	Capitalization of the Company and its Subsidiaries

Section 3.7	-	Financial Statements

Section 3.8	-	Undisclosed Liabilities

Section 3.9	-	Absence of Changes

Section 3.10	-	Litigation and Proceedings

Section 3.12	-	Legal Compliance and Authorizations

Section 3.13	-	Contracts; No Defaults

Section 3.14	-	Employee Benefit Plans

Section 3.16	-	Taxes

Section 3.17	-	Insurance

Section 3.18	-	Real Property

Section 3.19	-	Intellectual Property

Section 3.20	-	Transactions with Affiliates

Section 3.21	-	Brokers’ Fees

Section 3.22	-	Servicing Matters

Section 3.23	-	Portfolio Information

Section 3.24	-	Environmental Matters

Section 6.1	-	Conduct of Business

Section 6.3	-	Reasonable Efforts

Section 6.7	-	Employment Matters

Section 6.9	-	Termination of Certain Arrangements

Section 7.1(c)	-	Closing Condition Consents

Section 10.1	-	Designation of the Representative

Section 11.1	-	Defined Terms

Buyer Disclosure Letter

Section 5.3	-	Conflicts

Section 5.4	-	Authorizations

Section 5.5(a)	-	Capitalization

Section 5.7	-	Undisclosed Liabilities

Section 5.8	-	Absence of Changes

Section 5.9	-	Litigation

Section 5.10	-	Compliance with Law/Authorizations

Section 5.11	-	Broker’s Fees

Section 6.1(d)	-	Conduct of Business

Section 11.1	-	Defined Terms

Pursuant to Item 601(b)(2) of Regulation S-K, the registrant hereby undertakes to furnish supplementally a copy of any of the above-listed attachments to the Commission upon request.